UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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Filed by a Party other than the Registrant   ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Sonoco Products Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SONOCO PRODUCTS COMPANY
1 North Second Street
Hartsville, South Carolina 29550 US

LETTER FROM THE CHAIRMAN
OF OUR BOARD
TO OUR SHAREHOLDERS:
You are cordially invited to attend our Annual Meeting of Shareholders to be held at the Watson Theater, Coker University, 104 Campus Drive, Hartsville, South Carolina, on Wednesday, April 16, 2025, at 11:00 a.m. (Eastern Time).
We have enclosed a Notice of 2025 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.
In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress and you will be given an opportunity to ask questions of general interest to all shareholders.
We have also enclosed a copy of our 2024 Annual Report, which reviews the Company’s events of the past year and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).
We hope that you will come to the 2025 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and is greatly appreciated.
JOHN R. HALEY Chairman March 14, 2025

SONOCO PRODUCTS COMPANY
1 North Second Street
Hartsville, South Carolina 29550 US

NOTICE OF 2025 ANNUAL MEETING
OF SHAREHOLDERS
MEETING INFORMATION
Date and Time	Place	Record Date	Live Audio Cast and Replay
Wednesday, April 16, 2025 11:00 a.m. Eastern Time	Watson Theater, Coker University 104 Campus Drive Hartsville, South Carolina	February 26, 2025 at close of business	investor.sonoco.com
BALLOT PROPOSALS
Items of Business		Board Recommendation	See Page
1	Proposal 1—Election of 12 Directors	FOR all 12 nominees for director	5
2	Proposal 2—Ratification of Independent Registered Public Accounting Firm	FOR	26
3	Proposal 3—Advisory (Non-binding) Vote on Executive Compensation	FOR	64
4	Proposal 4—Advisory (Non-binding) Shareholder Proposal Regarding Transparency in Political Spending	AGAINST	65
	To transact any other business that properly comes before the meeting and at any adjournment or postponement of the meeting
VOTING
VOTE YOUR PROXY NOW	Telephone	Internet	Mail
SHAREHOLDERS OF RECORD (Shares registered with Sonoco at Continental Stock Transfer & Trust)	(866) 355-9883 and use the 12-digit control number from your proxy card.	www.proxypush.com/SON and use the 12-digit control number from your proxy card.	Sign, date, and mail the enclosed proxy card
BENEFICIAL OWNERS (Shares held with a bank or broker)	See the enclosed voting instruction form	See the enclosed voting instruction form	Sign, date, and mail the enclosed voting instruction form

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS
The enclosed proxy materials are being mailed on or about March 14, 2025, in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”). We have enclosed a copy of the 2024 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.
It is important that your shares be represented and voted at the Annual Meeting. If you were a shareholder of record at the close of business on February 26, 2025, you can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.
As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by Continental Stock Transfer and Trust Company, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify Continental Stock Transfer and Trust Company in writing (to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, NY 10004 US) or by telephone (at 866-509-5584) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker, bank, or other nominee, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.
By order of the Board of Directors, JOHN M. FLORENCE, JR. General Counsel & Secretary
ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 16, 2025
Sonoco’s 2024 Annual Report and 2025 Proxy Statement are available via the Internet at http://www.proxydocs.com/SON

TABLE
OF CONTENTS

1	COMPANY OVERVIEW
1	Who We Are
1	Our Strategy
1	2024—A Milestone Year
2	BOARD OF DIRECTORS AND BOARD MATTERS
2	Board Attributes
4	Director Nominee Summary
5	Proposal 1—Election of Directors
5	Director Biographies and Qualifications
12	Director Nomination Process
12	Director Independence Policies
12	Board Meetings and Committees of the Board
16	Compensation Committee Interlocks and Insider Participation
16	Director Compensation
18	Director Stock Ownership Guidelines
19	CORPORATE GOVERNANCE
19	Corporate Governance Guidelines
19	Code of Business Conduct and Ethics
19	Insider Trading Policy
19	Sustainability Oversight
19	Annual Performance Evaluation of the Board
19	Majority Voting—Director Resignation Policy
20	Board Leadership Structure, Executive Sessions of Non-management Directors and Lead Director
20	Proxy Access By-Law
21	Communications with the Board of Directors
21	The Board’s Role in the Risk Management Process
22	Related Party Transactions and Policy
24	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
25	Security Ownership of Certain Beneficial Owners
26	AUDIT MATTERS
26	Proposal 2—Ratification of Independent Registered Public Accounting Firm
26	Independent Registered Public Accounting Firm
27	Audit Committee Report
29	EXECUTIVE COMPENSATION
29	Compensation Discussion and Analysis
42	Compensation Committee Report
42	Compensation Risk Review
43	Compensation Tables
58	Pay Ratio
58	Pay Versus Performance
64	Proposal 3—Advisory (Non-Binding) Vote to Approve Executive Compensation

65	Proposal 4—Advisory (Non-Binding) Shareholder Proposal Regarding Transparency in Political Spending
66	Statement in Opposition to the Shareholder Proposal
68	INFORMATION CONCERNING THE SOLICITATION
71	ADDITIONAL INFORMATION
71	Incorporation by Reference
71	Shareholder Proposals for the Next Annual Meeting
72	Delivery of Documents to Shareholders Sharing an Address
72	Other Matters
A-0	APPENDIX 1—RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

COMPANY
OVERVIEW
Who we are

Founded in 1899, Sonoco (NYSE: SON) (“Sonoco,” the “Company,” and “we”) is a global leader in value-added, sustainable metal and fiber consumer and industrial packaging. The Company is now a multi-billion-dollar enterprise with approximately 28,000 employees working in 315 operations in 40 countries, serving some of the world’s best-known brands. Guided by our purpose of Better Packaging. Better Life., we strive to foster a culture of innovation, collaboration and excellence to provide solutions that better serve all our stakeholders and support a more sustainable future. In 2024, Sonoco was proudly named one of America’s Most Responsible Companies by Newsweek. For more information on the Company, visit our website at sonoco.com.

Our Strategy

Sonoco’s goal is to increase its long-term profitability and return capital to shareholders. Over the past several years, we have simplified our portfolio around fewer, bigger businesses, which has reduced operating complexity and improved agility. The Company’s operating and reporting structure consists of two reportable segments, Consumer Packaging and Industrial Paper Packaging, with all remaining businesses reported as All Other. The Consumer Packaging segment provides customers with a variety of food and household packaging products through our global metal packaging and rigid paper container businesses. Our Industrial Paper Packaging segment provides high grade paper products and converting services to customers in the consumer staple, consumer durables, and industrial markets. Sonoco’s paper products are produced with 100% uncoated recycled paperboard. Our remaining businesses categorized as All Other serve a wide variety of end markets, including consumer staples, consumer discretionary, and industrial.

2024—A Milestone Year
On December 4, 2024, the Company completed the acquisition of Eviosys, Europe’s leading food cans, ends and closures manufacturer, from KPS Capital Partners, LP, for approximately $3.8 billion. This transaction, the largest in Company history, expands Sonoco’s global leadership in metal food can and aerosol packaging and facilitates our ability to partner with global customers to advance innovation and sustainability in metal packaging offerings.
On December 18, 2024, the Company announced that it had entered into an agreement to sell our Thermoformed and Flexibles Packaging business and global Trident business (collectively, “TFP”) to TOPPAN Holdings Inc. for approximately $1.8 billion. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close in the second quarter of 2025.
In addition, we sold our Protective Solutions (“Protexic”) business in April 2024 and are continuing to conduct a strategic review of ThermoSafe, our cold-chain temperature-assured packaging business. Proceeds from these transactions will be used to reduce debt and further focus capital investments on our core Consumer Packaging and Industrial Paper Packaging businesses.
In 2024, we achieved the second-best operating cash flow in the Companiy’s history at $834 million and free-cash flow of $456 million and overcame persistent price/cost headwinds in many of our businesses to achieve operating results wtihin our expectations.
We invested a record amount into capital projects, resulting in our highest manufacturing, procurement, and fixed cost productivity savings in the past 15 years.
During the year, we also returned capital to shareholders and increased our annual dividend for the 41st straight year.
Sonoco 2025 Proxy Statement • 1

BOARD OF DIRECTORS
AND BOARD MATTERS
Sonoco believes the business and professional experience of its directors, and their various areas of expertise, makes each of those directors a valuable resource to the Board and management and qualify each of them for service on Sonoco’s Board. Additionally, the business and personal experience and variety of backgrounds of the directors afford a broad range of perspectives as they consider, discuss, and act on the issues and challenges that face the Company.
BOARD ATTRIBUTES
Sonoco recognizes the importance of refreshing the Board with experienced leaders with a breadth of skills, qualifications, backgrounds, and experiences. Since the beginning of 2019, the Board has appointed five new members, including four independent directors.
This track record demonstrates the Board’s commitment to refreshment with independent nominees who provide experience and perspective to advance Sonoco’s business strategy. In accordance with the Company’s long-standing practice of having its Chief Executive Officer serve on the Board, Howard Coker, Sonoco’s President and Chief Executive Officer, has served on the Board since his appointment in 2020. Sonoco believes this practice facilitates continuity and effective communication between management and the Board.
Sonoco also believes it is important to have varying degrees of tenure on the Board. Four directors have more than 10 years’ experience, five directors have between five to 10 years’ experience, and three directors have five or fewer years’ experience serving on the Board. During their tenures, longer serving directors have gained considerable institutional knowledge, which has given them increased knowledge of, and valuable insight into, the Company, its culture, and its operations. Because the Company’s operations and business structure are relatively complex, continuity of service and the development and retention of institutional knowledge helps make the Board more efficient and effective at advising the Company regarding long-range strategic plans, goals, and objectives, as well as more immediate issues. The experience of more tenured directors provides historical perspective and context relating to strengths and weaknesses, while regular, periodic Board refreshment allows
2 • Sonoco 2025 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
the Board the opportunity to consider new ideas, perspectives, and processes and align the directors’ collective experience with the Company’s strategy. Sonoco’s By-Laws provide for retirement at age 75.
Board Composition
Sonoco is very intentional about creating and maintaining a balanced Board that reflects its commitment to independence and a variety of backgrounds and skill sets. For example, as part of its efforts to enhance the breadth of skills, experiences, and perspectives of the Board, Sonoco seeks directors from a wide range of geographic backgrounds. Most of the directors live outside South Carolina, and one director lives in Europe, where the Company generated approximately 18% of its revenues in 2024.
Sonoco believes maintaining a Board composed of directors with a variety of backgrounds, experiences, and geographies helps bring a greater range of global business perspectives to the Board. Sonoco’s Corporate Governance Guidelines provide that the Board and Corporate Governance and Nominating Committee will consider the interrelation between a director candidate’s experience and business background with the experience and business backgrounds of other Board members, along with other factors, such as skills, gender, ethnicity, race, nationality, sexual orientation, and age, in nominating director candidates, and will prioritize alignment with strategy in their focus on overall board composition.
Board Skill Set
Sonoco also considers a potential director’s skill sets and business and personal experience and has historically selected directors with business backgrounds from global manufacturing and professional services such as accounting, financial, legal, and academia.
Leadership Experience	● ● ● ● ● ● ● ● ● ● ● ●	12 of 12
Global Business Experience	● ● ● ● ● ● ● ● ● ● ● ●	7 of 12
Risk Management Experience	● ● ● ● ● ● ● ● ● ● ● ●	12 of 12
Mergers & Acquisitions Experience	● ● ● ● ● ● ● ● ● ● ● ●	2 of 12
Industry Experience	● ● ● ● ● ● ● ● ● ● ● ●	9 of 12
Financial Experience	● ● ● ● ● ● ● ● ● ● ● ●	6 of 12
In addition to their other qualifications, six directors have experience as executive officers of manufacturers, with financial and operational experience on all levels of their businesses, which provides them with differing and insightful perspectives about the manufacturing sector and the issues that confront manufacturers. Two directors have banking and/or investment experience, which provides them with valuable instincts and insights into financial matters that affect the Company. Seven directors have international business experience, which is extremely important as a global company. One director has been a partner with a major global accounting firm, two are certified public accountants, and two directors are academics with backgrounds in the business schools at major universities. Most of the directors also serve or have previously served on the boards of other public companies, which provides them with a further understanding of the regulatory environment in which public companies operate. The Board derives strength and depth from this varied business experience.
Sonoco 2025 Proxy Statement • 3

BOARD OF DIRECTORS AND BOARD MATTERS
DIRECTOR NOMINEE SUMMARY
				Sonoco Committee Membership
Director Name and Principal Occupation	Age	Director Since	Independent	Audit	Corporate Governance and Nominating	Executive Compensation	Employee and Public Responsibility	Financial Policy	Executive
Steven L. Boyd Chairman of the Board of Trustees, Johnson C. Smith University	67	2022
Scott A. Clark Former Executive Vice President and member of Executive Committee, Michelin Group	59	2025
R. Howard Coker President and Chief Executive Officer, Sonoco	62	2020
Dr. Pamela L. Davies President Emerita and Professor of Strategy, Queens University of Charlotte	68	2004
Theresa J. Drew Former Managing Partner Carolinas Practice, Deloitte; CPA	67	2018
Philippe Guillemot Chief Executive Officer and Chairman, Vallourec SA	65	2017
John R. Haley Chief Executive Officer, Gosiger, Inc.	63	2011
Robert R. Hill Jr. Former Executive Chairman, South State Corporation	58	2019
Eleni Istavridis Former Executive Vice President and Head of Investment Services for Asia Pacific, Bank of New York Mellon	67	2020
Richard G. Kyle Former President and Chief Executive Officer, The Timken Company	59	2015
Blythe J. McGarvie Former instructor at Harvard Business School; Former CFO, Bic Group and Hannaford Bros. Co.; CPA	68	2014
Thomas E. Whiddon Former Advisory Director, Berkshire Partners, LLC	72	2001
Number of 2024 Meetings		Board—11		8	4	4	4	4	3
Chairman of the Board of Directors	Lead Independent Director	Committee Chair	Committee Member	Financial Expert
4 • Sonoco 2025 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
PROPOSAL 1	The Board of Directors recommends that you vote FOR all nominees.
ELECTION OF DIRECTORS
The Board of Directors has set the Board size at twelve directors. The Corporate Governance and Nominating Committee and the Board recommend the following twelve directors to each stand for election for a one-year term, ending at the 2026 Annual Meeting of Shareholders. This year, Scott A. Clark is nominated for election to the Board for the first time. Mr. Clark was recommended to the Corporate Governance and Nominating Committee by our Lead Director. Unless directed otherwise, the proxy agents intend to vote FOR the election of the twelve persons below.
• Steven L. Boyd	• Theresa J. Drew	• Eleni Istavridis
• Scott A. Clark	• Philippe Guillemot	• Richard G. Kyle
• R. Howard Coker	• John R. Haley	• Blythe J. McGarvie
• Dr. Pamela L. Davies	• Robert R. Hill, Jr.	• Thomas E. Whiddon
DIRECTOR BIOGRAPHIES AND QUALIFICATIONS
STEVEN L. BOYD
Age 67 Board member since 2022 INDEPENDENT
Career Highlights
Johnson C. Smith University (institution of higher learning), Charlotte, NC
•
Chairman of the Board of Trustees, Johnson C. Smith University, his alma mater (July 2022- present)
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Trustee (2009-present)
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Interim President (Summer 2023)
Tate & Lyle PLC
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Vice President, Sales, North America (2012-2014, retirement)
The Coca-Cola Company
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Served in various roles, including Northeast Region Vice President (2000-2011)
The Minute Maid Company
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Vice President (1987-1999)
Previous Board Service
•
Served on numerous non-profit boards

Qualifications
Mr. Boyd brings extensive experience as an executive leader. His knowledge of consumer products, customer management, product distribution, acquisition integration, community relations, and marketing and sales operations add valuable insight to the board and global business.
Committees
•
Audit
•
Employee and Public Responsibility

Sonoco 2025 Proxy Statement • 5

BOARD OF DIRECTORS AND BOARD MATTERS
SCOTT A. CLARK
Age 59 Board member since February 2025 INDEPENDENT
Career Highlights
Michelin Group (multinational tire manufacturer)
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Executive Vice President and Member of Group Executive Committee, Clermont Ferrand, France (2019-2025),
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Chairman and President of Michelin North America, Greenville, SC
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Executive Vice President and Chief Operating Officer, Greenville, SC
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Senior Vice President Asia Pacific, Singapore
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Various Executive positions in Europe and North America
Ralston Purina Company / Ralcorp Holdings (Consumer products and pet food manufacturer) St. Louis, MO
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Various management positions in cereals, snacks and pet food

Qualifications
Mr. Clark’s extensive executive leadership experience at Michelin Group with responsibilities for the company’s largest global business segments and geographic markets provides valuable knowledge of European markets which are important to Sonoco’s continued operational and future growth, as well as valuable diverse consumer goods experience.
Committees
•
Audit
•
Executive Compensation

R. HOWARD COKER
Age 62 Board member since 2020
Career Highlights
Sonoco Products Company
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President, Chief Executive Officer and Director (2020-present)
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Senior Vice President, Paper and Industrial Converted Products (2019-2020)
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Senior Vice President, Global Rigid Paper & Closures and Paper/Engineered Carriers International (2017-2018)
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Group Vice President, Global Rigid Paper & Closures, and Paper & Industrial Converted Products, EMEA, Asia, Australia/New Zealand (2015-2017)
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Group Vice President, Global Rigid Paper & Plastics
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Vice President, Global Rigid Paper & Closures
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Vice President and General Manager, Rigid Paper & Closures, N.A.
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Division Vice President and General Manager, Rigid Paper & Closures
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Joined Sonoco in 1985
Other Current Board Service
•
AF&PA

Mr. Coker is the brother-in-law of J.R. Haley, Chairman of the Board of Directors.
Qualifications
Mr. Coker’s strong operating acumen, extensive experience, deep connection within the organization, and his leadership style and vision for the Company have been proven over his 40 years of service. He has played a significant role in the development of the global Industrial and Consumer businesses and has built an outstanding track record of growth and improved business operations.
Committees
•
Executive

6 • Sonoco 2025 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
DR. PAMELA L. DAVIES
Age 68 Board member since 2004 INDEPENDENT
Career Highlights
Queens University of Charlotte (institution of higher learning), Charlotte, NC
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President Emerita and Professor of Strategy (2019-present)
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President (2002-2019)
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Dean of the McColl School of Business
Drexel University
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Dean of the Lebow College of Business
Other Current Board Service
•
The Cato Corporation (NYSE: CATO)
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Advocate Health (Chair elect)
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The Center for Creative Leadership
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Board of Trustees, the Duke Endowment
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Board of Trustees, Princeton Theological Seminary
Previous Board Service
•
Family Dollar Stores, Inc. (2009-2015)
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Charming Shoppes (1998-2009)
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C&D Technologies, Inc. (1998-2010)
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YMCA of the USA (2010-2024)

Qualifications
Dr. Davies brings to the board financial and strategic planning expertise, broad leadership ability, global perspective, and a strong business academic viewpoint derived from her service as president of a university and former dean of its business school. Her past experience on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.
Committees
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Corporate Governance and Nominating
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Employee and Public Responsibility (Chair)
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Executive Compensation

THERESA J. DREW
Age 67 Board member since 2018 INDEPENDENT
Career Highlights
Deloitte & Touche LLP (global accounting and professional services firm), Charlotte, NC
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The Carolinas Practice Managing Partner and various other leadership roles (1979-2019, retirement)
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Certified Public Accountant
Other Current Board Service
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The Cato Corporation (NYSE: CATO)
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Chair, Carolinas Chapter of the National Association of Corporate Directors
Previous Board Service
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Past Chair of the Board of the YMCA of Greater Charlotte (2012-2017 and 2019-2022)
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University of North Carolina Charlotte, Board of Trustees (2013-2021)
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Served on numerous additional non-profit boards

Qualifications
Ms. Drew has forty years of accounting and consulting experience with Deloitte, which has provided her with in-depth financial, auditing, and accounting experience related to various businesses and industries, as well as senior leadership experience. Her service on a board and audit committee of another public company provides her with additional regulatory and corporate governance experience. The Board has determined that Ms. Drew is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission (the “SEC”).
Committees
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Audit (Chair and Financial Expert)
•
Financial Policy

Sonoco 2025 Proxy Statement • 7

BOARD OF DIRECTORS AND BOARD MATTERS
PHILIPPE GUILLEMOT
Age 65 Board member since 2017 INDEPENDENT
Career Highlights
Vallourec SA (manufacturer of premium tubular solutions for energy markets and demanding industrial applications), Meudon, France
•
Chairman of the Board and Chief Executive Officer (2022-present)
Elior Group SA (a French catering and support services firm)
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Chief Executive Officer and Director (2017-2022)
Alcatel-Lucent SA, Boulogne-Billancourt, France
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Chief Operating Officer (2013-2016, prior to its acquisition by Nokia Oya in 2016)
Europcar Group
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Chief Executive Officer and Director
Areva Transmission & Distribution (T&D)
•
Chairman and Chief Executive Officer
Faurecia SA
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Group Executive Vice President
Valeo
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Group Vice President
Michelin Group
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Various global executive positions
Other Current Board Service
•
Vallourec SA (Euronext Paris: VK)
Previous Board Service
•
Elior Group (2018-2022)
•
Constellium NV (2013-2019)
•
Visteon (2010-2013)
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Europcar Group (2010-2012)

Qualifications
Mr. Guillemot possesses a wealth of executive leadership experience. His experience as an executive officer and director of other public manufacturing companies provides him with valuable corporate governance, financial, and regulatory knowledge. Mr. Guillemot brings global experience and leadership, including with respect to operations in Europe, where Sonoco has a significant footprint, in particular following our 2024 acquisition of Eviosys.
Committees
•
Employee and Public Responsibility
•
Financial Policy

JOHN R. HALEY Chairman of the Board since 2019
Age 63 Board member since 2011
Career Highlights
Gosiger, Inc. (privately owned distributor of computer-controlled machine tools and factory automation systems), Dayton, OH
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Chief Executive Officer (2010-present)
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Managing Partner
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Division Vice President
Other Current Board Service
•
The Ultra-met Carbide Technologies (privately held)
•
Various Non-profit Organizations

Mr. Haley is the brother-in-law of R. Howard Coker, Sonoco’s President and Chief Executive Officer.
Qualifications
Mr. Haley has extensive executive leadership experience in the manufacturing and automation sectors. His related experience in corporate finance and his experience in sales and marketing provide valuable insights for the Board. He currently serves as the Chairman.
Committees
•
Executive (Chair)

8 • Sonoco 2025 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
ROBERT R. HILL JR. Lead Independent Director since 2022
Age 58 Board member since 2019 INDEPENDENT
Career Highlights
South State Corporation (regional, nationally chartered banking company with offices across the southeastern United States)
•
Executive Chairman (2020-2023, retirement)
•
Chief Executive Officer (2004-2020)
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President and Chief Operating Officer (1999- 2004)
Previous Board Service
•
South State Corporation (2020-2023)
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The Federal Reserve Bank of Richmond, serving as Audit Committee chair (2015-2020)

Qualifications
Mr. Hill brings to the board an in-depth knowledge of the financial industry, merger and acquisition activity, chief executive officer experience, and public company board experience.
Committees
•
Corporate Governance and Nominating (Chair)
•
Executive
•
Executive Compensation
•
Financial Policy

ELENI ISTAVRIDIS
Age 67 Board member since 2020 INDEPENDENT
Career Highlights
Bank of New York Mellon (a global commercial banking company)
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Executive Vice President and Head of Investment Services for Asia (2011-2015, retirement)
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Member of the Global Operating Committee and Global Investment Services Executive Committee
Adept Capital Partners
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Managing Partner
Tristate Holdings (an Asia-based apparel manufacturing company)
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President and Chief Operating Officer
Deutsche Bank and Bankers Trust
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Senior leadership positions in the United States and Asia, spanning 33 years in financial services and manufacturing
Other Current Board Service
•
Sappi Limited (OTCMKTS: SPPJY)

Qualifications
Ms. Istavridis has a wealth of experience in banking, manufacturing, and business development. She brings extensive global experience and leadership to the board, including valuable insight into business operations in Asia, an important region for Sonoco’s growth.
Committees
•
Employee and Public Responsibility
•
Financial Policy

Sonoco 2025 Proxy Statement • 9

BOARD OF DIRECTORS AND BOARD MATTERS
RICHARD G. KYLE
Age 59 Board member since 2015 INDEPENDENT
Career Highlights
The Timken Company (manufacturer of bearings, transmissions, gearboxes, motors, lubrications systems, and chain), North Canton, OH
•
President and Chief Executive Officer and Director (2014-2024, retirement)
•
Chief Operating Officer, Bearings and Power Transmissions Group
•
Group President, Aerospace and Steel
•
President, Aerospace and Mobile Industries
Cooper Industries
•
Various management positions
Hubbell, Inc.
•
Various management positions
Other Current Board Service
•
Timken (NYSE: TKR)

Qualifications
Mr. Kyle has broad operational leadership expertise gained in global manufacturing organizations. As a member of the board of The Timken Company, he also brings a valuable understanding of regulatory and corporate governance issues.
Committees
•
Audit
•
Corporate Governance and Nominating
•
Executive
•
Executive Compensation (Chair)

BLYTHE J. McGARVIE
Age 68 Board member since 2014 INDEPENDENT
Career Highlights
Harvard Business School (institution of higher learning), Boston, MA
•
Instructed accounting in the full-time MBA program (2012-2014)
•
Certified Public Accountant
Leadership for International Finance, LLC
•
Founder and Chief Executive Officer
BIC Group and Hannaford Bros. Co.
•
Chief Financial Officer
Other Current Board Service
•
Apple Hospitality REIT, Inc. (NYSE: APLE)
•
LKQ Corporation (NASDAQ: LKQ)
•
Cineworld Group
•
Wawa, Inc.
Previous Board Service
•
Viacom, Inc. (2007-2017)
•
Accenture plc (2001-2017)
•
Travelers Insurance (2003-2011)
•
Pepsi Bottling Group (2002-2010)
•
Lafarge NA (2004-2006)

Ms. McGarvie is a Certified Public Accountant and holds a CERT Certificate in Cybersecurity Oversight (issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University)
Qualifications
Ms. McGarvie has significant financial, technological, and general leadership expertise. Her service on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.
Committees
•
Audit
•
Employee and Public Responsibility
•
Financial Policy (Chair)

10 • Sonoco 2025 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
THOMAS E. WHIDDON
Age 72 Board member since 2001 INDEPENDENT
Career Highlights
Berkshire Partners, LLC (private equity firm), Boston, MA
•
Advisory Director (2005-2013, retirement)
•
Served various Berkshire portfolio companies in an executive capacity on an interim basis
Lowe’s Companies, Inc.
•
Executive Vice President—Logistics and Technology
•
Executive Vice President and Chief Financial Officer
Previous Board Service
•
Dollar Tree Stores, Inc. (2003-2022)
•
Carter’s Inc. (2003-2021)

Qualifications
Mr. Whiddon’s general management, information technology and logistics expertise, strong financial acumen, and experience with retail end markets are beneficial to the Board. The Board has determined that Mr. Whiddon is an audit committee financial expert within the meaning of the rules of the SEC. His previous service on the boards and audit committees of two other public companies provides him with valuable regulatory and corporate governance experience.
Committees
•
Audit (Financial Expert)
•
Corporate Governance and Nominating
•
Executive Compensation

Sonoco 2025 Proxy Statement • 11

BOARD OF DIRECTORS AND BOARD MATTERS
DIRECTOR NOMINATION PROCESS
The Corporate Governance and Nominating Committee recommends nominees to the Board of Directors to fill vacancies on the Board of Directors as they occur and recommends candidates for election as directors at annual meetings of shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers. The Corporate Governance and Nominating Committee also considers recommendations for nomination from other interested parties, including Sonoco’s shareholders and other sources. See the section entitled “Shareholder Proposals for Next Annual Meeting” for information regarding the ability of shareholders to nominate candidates for election as directors at an annual meeting. The Corporate Governance and Nominating Committee applies the same standards of evaluation to shareholder nominees as to any other nominee.
In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as:
•
leadership experience;

•
experience in business and with other organizations of comparable size and scope;

•
knowledge or skills that would add value to the Board such as financial acumen;

•
understanding of relevant technologies;

•
knowledge of Sonoco’s markets or Sonoco’s customers;

•
interpersonal skills;

•
decision-making skills; and

•
the ability to devote the necessary time to board service.

While candidates for director are evaluated holistically and there are no specific minimum qualifications, the committee expects candidates for director to possess the highest personal and professional ethics and to be committed to the long-term interests of the Company’s shareholders.
As further discussed under “Board Attributes,” the Corporate Governance and Nominating Committee believes it is important to have a Board comprising directors with a wide range of experience, background, age, and skills.
Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The Board believes a board with a variety of skills, backgrounds, experiences, and other attributes has greater depth and capability than the sum of its individual directors’ qualifications.
DIRECTOR INDEPENDENCE POLICIES
The rules of the New York Stock Exchange require that at least a majority of the members of the Board of Directors be independent. Under the New York Stock Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with Sonoco (either directly, indirectly through an immediate family member or as a partner, shareholder, or officer of an organization that has a relationship with Sonoco).
To assist the Board in making these determinations, Sonoco has adopted guidelines that adhere to the standards set forth in the rules of the New York Stock Exchange. These guidelines are set forth in Sonoco’s Corporate Governance Guidelines, which are available through the Investor Relations section of the website at investor.sonoco.com.
Based on these criteria, the Board of Directors has determined that the following ten directors, who constitute a majority of the Board, are independent:
• Steven L. Boyd	• Philippe Guillemot	• Richard G. Kyle
• Scott A. Clark	• Robert R. Hill, Jr.	• Blythe J. McGarvie
• Dr. Pamela L. Davies	• Eleni Istavridis	• Thomas E. Whiddon
• Theresa J. Drew
BOARD MEETINGS AND COMMITTEES OF THE BOARD
During 2024, the Board of Directors held four regularly scheduled meetings and seven special meetings to review significant developments affecting Sonoco and to act on matters requiring the Board of Directors’
12 • Sonoco 2025 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
approval. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.
Sonoco encourages, but does not require, directors to attend the Annual Meetings of Shareholders. All then-serving directors attended the 2024 Annual Meeting of Shareholders.
To assist it in performing its duties, the Board of Directors has established the following committees:
•
Audit Committee;

•
Executive Compensation Committee;

•
Corporate Governance and Nominating Committee;

•
Employee and Public Responsibility Committee;

•
Financial Policy Committee; and

•
Executive Committee.

Complete charters for all committees are available through the Investor Relations section of the website at investor.sonoco.com under the sub-heading “Governance”. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com.
The Board of Directors has determined that each member of the Audit, Executive Compensation, and Corporate Governance and Nominating Committees is independent as defined in the rules of the New York Stock Exchange and, with respect to the Audit and Executive Compensation Committee, in accordance with the rules of the SEC, as applicable.
2024 BOARD MEETINGS AND COMMITTEES OF THE BOARD
		Sonoco Independent Committee Membership
Director	Independent	Audit	Executive Compensation	Corporate Governance and Nominating	Employee and Public Responsibility	Financial Policy	Executive Committee
Steven L. Boyd
R. Howard Coker
Pamela L. Davies
Theresa J. Drew
Philippe Guillemot
John R. Haley
Robert R. Hill, Jr.
Eleni Istavridis
Richard G. Kyle
Blythe J. McGarvie
Thomas E. Whiddon
Number of 2024 Meetings	Board—11	8	4	4	4	4	3
Chairman of the Board of Directors	Lead Independent Director	Committee Chair	Committee Member	Financial Expert
Sonoco 2025 Proxy Statement • 13

BOARD OF DIRECTORS AND BOARD MATTERS
AUDIT COMMITTEE Meetings in 2024: 8
ALL MEMBERS ARE INDEPENDENT FINANCIAL EXPERT
Theresa J. Drew (Chair) | Steven L. Boyd | Scott A. Clark(1) | Richard G. Kyle | Blythe J. McGarvie | | Thomas E. Whiddon

Qualifications
•
Each member of the Audit Committee meets the independence criteria established by the SEC under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is an independent director under the applicable standards of the New York Stock Exchange;

•
Each member of the Audit Committee is financially literate; and
•
Each of Ms. Drew and Mr. Whiddon is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Key Responsibilities
Among other things, the Audit Committee assists the Board of Directors with oversight of:
•
integrity of the Company’s financial statements;
•
effectiveness of the Company’s internal controls over financial reporting and its means of assessing and managing exposure to risk;
•
the Company’s compliance with legal and regulatory requirements;
•
independent auditor’s qualifications and independence; and
•
performance of and relationship with the independent auditor and the Company’s internal audit function.
Among its responsibilities, the committee is directly responsible for the:
•
appointment, compensation, and retention of the independent auditor and for overseeing the performance of attest services provided to the Company;
•
reviewing compliance with the major accounting and financial policies of the Company;
•
reviewing management’s assessment of the effectiveness of the Company’s internal controls;
•
reviewing significant findings of the Company’s internal audit function and the independent auditor;
•
reviewing the independence of the independent auditor;
•
reviewing the results of the annual audit of the Company’s financial statements;
•
overseeing compliance with the Company’s code of business conduct and ethics; and
•
overseeing the Company’s enterprise risk management activities relating to financial reporting, internal controls, cybersecurity, regulatory, other compliance, and litigation.

(1)
Scott A. Clark was appointed to the Audit Committee in February 2025.

14 • Sonoco 2025 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
EXECUTIVE COMPENSATION COMMITTEE Meetings in 2024: 4
ALL MEMBERS ARE INDEPENDENT
Richard G. Kyle (Chair) | Scott A. Clark(1) | Dr. Pamela L. Davies | Robert R. Hill, Jr. | Thomas E. Whiddon

Qualifications
•
Each member of the Executive Compensation Committee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and each member of the Executive Compensation Committee is an independent director under the applicable standards of the New York Stock Exchange.

Key Responsibilities
The Executive Compensation Committee:
•
establishes the Company’s general compensation philosophy;
•
oversees the development and implementation of Company-wide compensation programs;
•
directly oversees the administration of the Company’s executive officer compensation programs;
•
reviews and approves corporate goals and objectives; related to compensation programs including the compensation for the Chief Executive Officer;
•
evaluates actual performance against those goals and objectives; and
•
sets compensation for the Chief Executive Officer, Chief Financial Officer, and other executive officers.
The committee does not delegate its decision-making authority relating to executive compensation. Further information about the committee’s processes and procedures relating to the consideration of executive compensation is set forth under the caption “Executive Compensation—Compensation Discussion and Analysis—Role of Independent Compensation Consultant”.

(1)
Scott A. Clark was appointed to the Executive Compensation Committee in February 2025.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEEMeetings in 2024: 4
ALL MEMBERS ARE INDEPENDENT
Robert R. Hill, Jr. (Chair) | Dr. Pamela L. Davies | Richard G. Kyle | Thomas E. Whiddon
Qualifications • Each member of the Corporate Governance and Nominating Committee is an independent director under the applicable standards of the New York Stock Exchange.
Key Responsibilities
The Corporate Governance and Nominating Committee is responsible for:
•
developing, implementing and reviewing the Company’s Corporate Governance Guidelines, which address the structure, mission, practices, and policies of the Board of Directors;
•
identifying, evaluating, and recommending Board and/or Shareholder nominations of individuals to the Board for membership;
•
annually reviewing the skills and characteristics of current Board members; and
•
ensuring that processes are in place for an annual appraisal of Chief Executive Officer performance, succession planning, and management development.

EMPLOYEE AND PUBLIC RESPONSIBILITY COMMITTEEMeetings in 2024: 4
ALL MEMBERS ARE INDEPENDENT
Dr. Pamela L. Davies (Chair) | Steven L. Boyd | Philippe Guillemot | Eleni Istavridis | Blythe J. McGarvie

Key Responsibilities
The Employee and Public Responsibility Committee:
•
provides oversight and guidance on sustainability matters, employee safety and health; employee morale and well-being; charitable and educational contributions; and public policy issues that may affect the Company, including political/government affairs, policies, and crisis management planning; and
•
oversees the Company’s obligations to its employees and major public constituencies, including shareholders, customers, and the communities in which it operates.

Sonoco 2025 Proxy Statement • 15

BOARD OF DIRECTORS AND BOARD MATTERS
FINANCIAL POLICY COMMITTEE Meetings in 2024: 4
ALL MEMBERS ARE INDEPENDENT
Blythe J. McGarvie (Chair) | Theresa J. Drew | Philippe Guillemot | Robert R. Hill, Jr. | Eleni Istavridis

Key Responsibilities
The Financial Policy Committee:
•
provides oversight and monitoring of the Company’s financial planning and financial structure so as to provide congruence with the Company’s objectives of growth and sound operation; and
•
reviews and evaluates the Company’s capital structure, significant financing transactions, financial risk management policies and practices, and the funding and investment management of the Company’s defined benefit and postretirement benefit plans.

EXECUTIVE COMMITTEE Meetings in 2024: 3
John R. Haley (Chair) | R. Howard Coker | Richard G. Kyle | Robert R. Hill, Jr.

Key Responsibilities
The Executive Committee is empowered to exercise all the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law and any other applicable law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Executive Compensation Committee has been an officer or employee of Sonoco or of any of its subsidiaries or affiliates. During the last fiscal year, none of Sonoco’s executive officers served on the board of directors or compensation committee of any other entity whose officers served on Sonoco’s Board or Sonoco’s Executive Compensation Committee.
DIRECTOR COMPENSATION
Employee directors do not receive any additional compensation for serving on the Board of Directors. Non- employee director compensation is structured to reward the efforts of the directors without compromising the independence necessary to protect shareholders’ long-term interests. A significant portion of the directors’ fees are issued in stock that must be held for the duration of the director’s service, therefore aligning the directors’ interests with the interests of shareholders. Compensation for non-employee directors is summarized below.
2024 Quarterly Director Compensation	Additional Cash Compensation
	Quarterly Retainers	2024

	Chairman of the Board	$37,500
	Lead Independent Director	7,500
	Committee Chairs:
	• Audit	6,250
	• Executive Compensation	5,000
	• Corporate Governance and Nominating, Financial Policy, and Employee and Public Responsibility	4,375
For 2024, non-employee directors received a quarterly cash retainer of $27,500 and a quarterly equity retainer of deferred stock equivalent units valued at $36,250 as described below. The Corporate Governance and Nominating Committee annually retains FW Cook, the Compensation Committee’s existing independent Compensation Committee consultant, to prepare an analysis of national surveys of director compensation and an independent study of peer packaging companies. The number of deferred stock equivalent units received is calculated by dividing the quarterly equity retainer amount by the closing stock price on the first business day of each calendar quarter. The deferred stock equivalent units accrue dividend equivalents and are not settled until six months following termination of Board service. Directors must elect to receive these deferred share distributions in one, three, or five annual installments.
16 • Sonoco 2025 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
Board members also received additional cash fees in 2024 as follows: the Corporate Governance and Nominating Committee chair, Financial Policy Committee chair, and the Employee and Public Responsibility Committee chair each received a quarterly committee chair retainer of $4,375; the Executive Compensation Committee chair received a quarterly committee chair retainer of $5,000, and the Audit Committee chair received a quarterly committee chair retainer of $6,250. The Lead Independent Director received a quarterly retainer of $7,500 and the Chairman of the Board received a $37,500 quarterly retainer.
Directors may elect to defer a portion of their cash retainer or other fees (except chair retainers) into deferred stock equivalent units or into an interest-bearing account. The interest-bearing account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high-quality bond index listed on the preceding December 15. For 2024, the interest rate was 5.273%. Deferrals into stock equivalent units are converted into phantom stock equivalents as if Sonoco shares were actually purchased. The deferred stock equivalent units accrue dividend equivalents and are issued in shares of Sonoco common stock upon termination from the Board. Issuance of shares will commence six months following termination of Board service. Directors must elect to receive these deferred distributions in one, three, or five annual installments.
2024 DIRECTOR COMPENSATION TABLE
The following table sets forth information regarding the compensation earned by each non-employee director who served on Sonoco’s Board of Directors in 2024.
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
John R. Haley	0	$405,000	$405,000
Steven L. Boyd	$110,000	145,000	255,000
Pamela L. Davies	127,500	145,000	272,500
Theresa J. Drew	135,000	145,000	280,000
Philippe Guillemot	110,000	145,000	255,000
Robert R. Hill, Jr.	157,500	145,000	302,500
Eleni Istavridis	110,000	145,000	255,000
Richard G. Kyle	130,000	145,000	275,000
Blythe J. McGarvie	127,500	145,000	272,500
Thomas E. Whiddon	110,000	145,000	255,000

(1)
Mr. Haley elected to defer his Chairman of the Board fees of $150,000 and cash retainer of $110,000 into deferred stock equivalent units.

(2)
Grant date fair value computed in accordance with FASB ASC Topic 718 of mandatorily deferred stock equivalent units. Assumptions made in valuation of these awards are set forth in Note 13 to Sonoco’s consolidated financial statements for the year ended December 31, 2024, which are included in the Annual Report on Form 10-K filed with the SEC on February 28, 2025.

The table below shows the amount of 2024 compensation deferred for each director into Sonoco Stock Equivalent Units and the payout schedule elected.
Name	Fees Deferred into Equivalent Stock Units(1) ($)	Payout Schedule Election in Years
John R. Haley(2)	$405,000	5
Steven L. Boyd	145,000	3
Pamela L. Davies	145,000	1
Theresa J. Drew	145,000	1
Philippe Guillemot	145,000	1
Robert R. Hill, Jr.	145,000	3
Eleni Istavridis	145,000	5
Richard G. Kyle	145,000	5
Blythe J. McGarvie	145,000	1
Thomas E. Whiddon	145,000	1

(1)
Mandatory deferrals of stock awards of $36,250 were made on January 2, 2024, April 1, 2024, July 1, 2024, and October 1, 2024.

(2)
Mr. Haley elected to defer his Executive Chairman fees of $150,000 and cash retainer of $110,000 into deferred stock equivalent units.

Sonoco 2025 Proxy Statement • 17

BOARD OF DIRECTORS AND BOARD MATTERS
Non-employee Directors’ Outstanding Equity Awards or Fees Deferred into Sonoco Stock Equivalent Units at 2024 Fiscal Year-end
	Fees Deferred into Equivalent Stock Units
Name	Shares (#)	Value(1) ($)
John R. Haley	66,752	$3,260,825
Steven L. Boyd	5,302	258,979
Pamela L. Davies	60,071	2,934,475
Theresa J. Drew	15,721	767,948
Philippe Guillemot	22,625	1,105,220
Robert R. Hill, Jr.	22,174	1,083,177
Eleni Istavridis	10,138	495,241
Richard G. Kyle	23,775	1,161,423
Blythe J. McGarvie	27,238	1,330,585
Thomas E. Whiddon	60,071	2,934,469

(1)
Based on the December 31, 2024 closing price of $48.85 per share, which was the last trading day of the fiscal year.

DIRECTOR STOCK OWNERSHIP GUIDELINES
The Board of Directors has adopted stock ownership guidelines for outside directors, which establish a target level of ownership of our common stock based on years of service as a director. The guidelines are as follows:
Years of Service	Target Number of Shares Owned
Two	3,000
Four	5,000
Six	8,000
Compensation deferred into Sonoco stock equivalent units and Deferred Stock Equivalent Units is included in determining whether these guidelines have been met. All directors are in compliance with these guidelines.
18 • Sonoco 2025 Proxy Statement

CORPORATE
GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES
Sonoco adopted Corporate Governance Guidelines to supplement the requirements, authorizations, and limitations contained in South Carolina law, the Company’s Restated Articles of Incorporation (the “Restated Articles”), and the Company’s By-Laws. The guidelines represent the Board’s expression of some of the ways that it intends to deal with various issues involving the selection and functioning of directors and Board committees and of director compensation. The Corporate Governance and Nominating Committee reviews these guidelines annually. Copies of the full document are available through the Investor Relations section of Sonoco’s website at investor.sonoco.com under the sub-heading “Governance.”
CODE OF BUSINESS CONDUCT AND ETHICS
Sonoco established a code of business conduct and ethics, which is referred to as Policies on Business Conduct, for directors, officers, and employees. Sonoco requires all directors, officers, and employees, as well as business partners, to adhere to the standards set forth in the Policies on Business Conduct, which include policies addressing safety, personal conduct, conflicts of interest, business assets, inside information and trading, antitrust, trade compliance, and bribery, among other matters. The Company also has an established code of ethics (as defined in Item 406 of Regulation S-K) that applies to its principal executive officer, principal financial officer, principal accounting officer, and other senior executive and senior financial officers as a supplement to the Policies on Business Conduct. Sonoco also maintains an independently operated Business Conduct Hotline to enable anonymous reporting of violations of any law, regulation, policies on business conduct, as well as other concerns. Copies of the Policies on Business Conduct and supplement are available through the Investor Relations section of Sonoco’s website at investor.sonoco.com under the sub-heading “Governance.”
INSIDER TRADING POLICY
Sonoco adopted an insider trading policy that applies to all employees, including contractors and temporary workers, officers, directors, and their respective family members. Sonoco believes that this insider trading policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and any listing standards applicable to the Company. A copy of this insider trading policy is filed as Exhibit 19 to Sonoco’s Annual Report on Form 10-K, filed with the SEC on February 28, 2025.
SUSTAINABILITY OVERSIGHT
Since 2009, the Employee and Public Responsibility Committee has been tasked with the responsibility of overseeing policies, strategies, and programs related to sustainability matters, including all issues related to the sustainability of Sonoco’s products and operations. The Employee and Public Responsibility Committee works with Sonoco’s Global Sustainability team, which leads the Company’s global sustainability programs, to advance Sonoco’s global sustainability efforts to provide its customers with a wide selection of sustainable products. The Vice President, Global Sustainability, who serves as the head of Sonoco’s management-level Sustainability Council, reports to the Employee and Public Responsibility Committee quarterly.
ANNUAL PERFORMANCE EVALUATION OF THE BOARD
Annually, the Corporate Governance and Nominating Committee administers a comprehensive self-evaluation of the full Board and its committees to evaluate the Board’s effectiveness, to seek ways to improve its effectiveness, and to identify matters that would benefit from extra attention. Each director completes a detailed questionnaire that is returned directly to the Lead Director, who summarizes the responses for review and discussion by the Corporate Governance and Nominating Committee and, ultimately, by the full Board.
MAJORITY VOTING—DIRECTOR RESIGNATION POLICY
The Board of Directors has adopted a “Majority Voting—Director Resignation Policy” in its Corporate Governance Guidelines that, in an uncontested election, requires any nominee for Director who fails to receive the required number of votes for re-election to promptly offer to resign following certification of the shareholder vote.
Sonoco 2025 Proxy Statement • 19

CORPORATE GOVERNANCE
The Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee will recommend to the Board whether to accept the resignation, and the Board will act on the recommendation within 100 days of the certification of the shareholder vote and disclose the results of its decision in a press release. This policy is described in more detail in the Company’s Corporate Governance Guidelines, which are available through the Investor Relations section of Sonoco’s website at investor.sonoco.com under the sub-heading “Governance.”
BOARD LEADERSHIP STRUCTURE, EXECUTIVE SESSIONS OF
NON-MANAGEMENT DIRECTORS AND LEAD DIRECTOR
R. HOWARD COKER President and Chief Executive Officer	JOHN R. HALEY Chairman of the Board of Directors	ROBERT R. HILL, JR. Lead Independent Director
The offices of Chairman and Chief Executive Officer are currently separated, with different people serving each role. This separation is not mandatory and the Board considers the issue on a case-by-case basis. The Board recognizes there are various circumstances that weigh in favor of or against both combination and separation of these offices and, in the past, Sonoco has employed both structures.
Whether the roles of Chairman and Chief Executive Officer are separated or combined at any given time, Sonoco maintains a lead independent director. Sonoco’s By-Laws provide that the Chairman of the Corporate Governance and Nominating Committee, who is always an independent director, will simultaneously serve as Lead Director. The Lead Director plays an important role in the Board leadership. Among other things, the Lead Director presides at any meeting at which the Chairman is not present; presides at executive sessions of the independent directors; serves as a liaison between the Chairman and the independent directors when requested; confers with the Chairman regarding the information sent to the Board and the schedules and agendas for meetings; and is available for consultation and direct communication with major shareholders.
Currently, John R. Haley serves as the Chairman and Robert R. Hill, Jr. serves as the Chairman of the Corporate Governance and Nominating Committee and as Lead Director. Sonoco’s Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and the independent members of the Board. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to the Chief Executive Officer, while enabling the Chairman and the lead independent director to facilitate the Board’s independent oversight of management, promote communication between management and the Board, and support the Board’s consideration of key governance matters.
Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to:
BY MAIL	BY EMAIL
Non-management (or Independent) Directors c/o Corporate Secretary Sonoco Products Company 1 North Second Street Hartsville, SC 29550 US	CorporateSecretary@sonoco.com
PROXY ACCESS BY-LAW
The Company’s By-Laws permit a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees up to the greater of two directors or 20 percent of the number of directors in office of the Board, all subject to the procedures, terms, and conditions specified in the By-Laws. Nominees that satisfy the Company’s proxy access By-Law requirements will be included in the Company’s proxy statement and on the Company’s proxy card. The required Shareholder’s Notice of a nomination for the
20 • Sonoco 2025 Proxy Statement

CORPORATE GOVERNANCE
2026 Annual Meeting of Shareholders must be received by the Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US no later than November 14, 2025 and no earlier than October 15, 2025.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position:
BY MAIL	BY EMAIL
c/o Corporate Secretary Sonoco Products Company 1 North Second Street Hartsville, SC 29550 US	CorporateSecretary@sonoco.com
Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate communication. The Corporate Secretary will send all appropriate communications to the intended recipient.
The Corporate Secretary has discretion to exclude from transmittal any communications that are not deemed “appropriate,” such as commercial advertisements or other forms of solicitation or that relate to the sender’s personal or business interest (although all communications are available to directors at their request). The Corporate Secretary will forward to the directors any communications raising substantive issues.
In the case of communications addressed to the Board of Directors or, if specified, to the independent or non- management directors, the Corporate Secretary will send appropriate communications to the Lead Director. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate communications to the Chair of such committee.
The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.
THE BOARD’S ROLE IN THE RISK MANAGEMENT PROCESS
The Company oversees management of enterprise risk through the Risk Management Committee (“RMC”). The RMC is chaired by the Company’s Vice President of Compliance, Risk & Audit with direct oversight from the General Counsel. The RMC, which is made up of senior leadership across a variety of business functions, defines the Company’s enterprise risk framework based upon analysis of industry and peer benchmarking as well as company-specific data analysis. The RMC holds at least four regularly scheduled meetings each year and may hold additional meetings as needed.
The RMC is guided in its activities and responsibilities by a risk management framework which includes risk assessments designed to identify the highest priority risks facing the Company. For these highest priority risks, the RMC also has the responsibility to designate appropriate risk owners, set common reporting processes, and monitor risk mitigation and treatment strategies to ensure business continuity.
The highest priority risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed or to ensure that organizational risk management activities are functioning as identified in the framework.
While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight. The Board delegated oversight of the Company’s risk management process and structure to the Audit Committee, which receives updates regarding the RMC’s activities. As described in the table below, other Board committees are responsible for oversight of risk management for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices in the course of its reviews of corporate strategy, business plans, Board committee reports, and other presentations and discussions.
In addition, the Board recognizes the importance of information security and cybersecurity and has charged the Audit Committee with oversight of cybersecurity matters. As reflected in its charter, the Audit Committee oversees and specifically discusses the guidelines and policies by which the Company assesses and manages its
Sonoco 2025 Proxy Statement • 21

CORPORATE GOVERNANCE
cybersecurity risk exposures, as well as the steps management has taken to monitor and control such exposures. In addition, the Board receives an annual update and provides feedback on the Company’s cybersecurity governance processes, risk management plan, and any significant activities related thereto. The Board also includes members who have information security experience.
Strategic and operational risks associated with the Company’s products, markets, geographic diversification, acquisitions and divestitures, major litigation, and succession planning are overseen by the full Board.
COMMITTEES’ ROLE IN RISK MANAGEMENT

AUDIT COMMITTEE

- Oversight of risk management process and structure
- Risks and exposures associated with:
  - financial reporting,
  - internal controls,
  - regulatory and other compliance,
  - cybersecurity, and
  - litigation.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

- Risks and exposures related to:
  - corporate governance,
  - leadership structure,
  - effectiveness of the Board and its committees,
  - new director candidates,
  - conflicts of interest, and
  - director independence.

EXECUTIVE COMPENSATION COMMITTEE

- Risks and exposures associated with:
  - executive development,
  - succession policies and programs, and
  - compensation policies and practices including incentive compensation.

EMPLOYEE AND PUBLIC RESPONSIBILITY COMMITTEE

- Risks and exposures associated with sustainability matters, including:
  - the environment,
  - sustainability,
  - safety in the workplace,
  - employee relations,
  - litigation related to these risks,
  - public policy, and
  - other matters involving the Company's reputation.

FINANCIAL POLICY COMMITTEE

- Risks and exposures associated with:
  - liquidity,
  - interest rates,
  - currency,
  - pension funding and investment performance,
  - insurance coverage, and
  - significant capital transactions.

RELATED PARTY TRANSACTIONS AND POLICY
Related Party Transaction Approval Policy
The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. In accordance with New York Stock Exchange rules, the Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to Sonoco or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.
Sonoco’s executive officers and directors are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.
For purposes of this policy, a “related party” is:
(i)
any executive officer or director,

(ii)
any nominee for director,

(iii)
a beneficial owner of more than 5% of Sonoco voting securities, or

22 • Sonoco 2025 Proxy Statement

CORPORATE GOVERNANCE
(iv)
any immediate family member of an executive officer, director, nominee for director, or greater than 5% beneficial owner.

An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee, or greater than 5% beneficial owner.
Sonoco also requires that each executive officer, director, and director nominee complete an annual questionnaire and report all transactions with Sonoco in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees, and dividends on Sonoco stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under the Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.
The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which Sonoco’s directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which Sonoco’s directors serve as executive officers or directors, the purchase of stock or assets of companies owned by the directors or for which the directors serve as executive officers or directors, and the employment of family members of executive officers or directors.
Related Party Transactions
Employment of Related Parties
R. Howard Coker, President and Chief Executive Officer and a director of the Company since 2020, and an employee of the Company since 1985, is the brother-in-law of John R. Haley, who is Chairman of the Board of Directors. Mr. Coker’s total compensation for 2024 is disclosed in the section entitled “Compensation Discussion and Analysis—Summary Compensation Table.”
Sonoco 2025 Proxy Statement • 23

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the number of shares of Sonoco common stock beneficially owned as of February 7, 2025, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table and by all executive officers and directors as a group. The address of each individual named in the table below is: c/o Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1) (#)	Percent of Class(2)	Deferred Vested Restricted Stock Units(3) (#)	Deferred Compensation Units(4) (#)
Steven L. Boyd	0	0	0	6,057
Scott A. Clark	0	0	0	0
Pamela L. Davies	0	0	0	60,826
Theresa J. Drew	0	0	0	16,476
Philippe Guillemot	0	0	0	23,380
John R. Haley	15,558	0	0	68,860
Robert R. Hill Jr.	24,065	0	0	22,929
Eleni Istavridis	0	0	0	10,893
Richard G. Kyle	0	0	0	24,531
Blythe J. McGarvie	0	0	0	27,993
Thomas E. Whiddon	15,590	0	0	60,826
R. Howard Coker	382,773	0	61,537	0
Robert R. Dillard	24,367	0	6,427	0
Rodger D. Fuller	149,538	0	2,641	0
John. M. Florence, Jr.	7,052	0	27,603	18,281
James A. Harrell, III	47,499	0	21,138	0
All executive officers and directors as a group (19 persons)	727,829	0	133,331	341,051

(1)
The directors and named executive officers have sole voting and dispositive power over the shares. The number does not include shares owned by family members or entities unless the named individual shares voting or dispositive power with respect to such shares.

Shareholdings in this column do not include deferred restricted stock units, compensation that has been deferred into Sonoco stock equivalent units, or performance contingent restricted stock units granted under the 2014 Plan or 2019 Plan. Please see the columns to the right and footnotes 3 and 4 below.
Included are shares that would be issuable upon exercise of only those Stock-settled Stock Appreciation Rights (“SSARs”) that have vested, or will vest within 60 days of February 7, 2025, as to which the stock price on February 7, 2025 of $46.93 exceeded the exercise price (“SSARs with appreciation”). These SSARs were granted under the 2014 Long-Term Incentive Plan (“2014 Plan”) and the 2019 Omnibus Incentive Plan (“2019 Plan”) for the following named executive officers:
NEO	Total Vested/ Exercisable SSARs (#)	SSARs with Appreciation as of February 7, 2025 (#)	Net Shares Issuable Upon Exercise of SSARs with Appreciation that Are Included in the Above Table (#)	Restricted Stock Units to be issued within 60 days
R. Howard Coker	97,941	17,656	290	48,506
Robert R. Dillard	3,013	0	0	9,789
Rodger D. Fuller	80,285	0	0	14,371
John M. Florence, Jr.	18,908	0	0	0
James A. Harrell, III	15,528	112	16	5,652
All executive officers as a group	235,741	17,768	306	88,537
24 • Sonoco 2025 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Also included are 4,441 shares held in Sonoco’s Savings Plan.
(2)
Percentages not shown are less than 1%.

(3)
Issuance of these shares has been deferred until after separation of service; accordingly, no present dispositive or voting rights are associated with them.

(4)
Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows information as of December 31, 2024, about beneficial owners known to Sonoco of more than 5% of Sonoco’s common shares. This information was obtained from Schedules 13G filed with the SEC by the entities named below and Sonoco has not independently verified this information.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	10,989,081	11.1%
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	10,925,545	11.1%

(1)
In its most recently filed Schedule 13G, filed on February 13, 2024, The Vanguard Group reported shared voting power with respect to 33,813 shares, sole dispositive power with respect to 10,850,455 shares, and shared dispositive power with respect to 138,626 shares as of December 31, 2023.

(2)
In its most recently filed Schedule 13G, filed on January 24, 2024, BlackRock, Inc. reported sole voting power with respect to 10,725,808 shares and sole dispositive power with respect to 10,925,545 shares, as of December 31, 2023.

Sonoco 2025 Proxy Statement • 25

AUDIT
MATTERS
PROPOSAL 2	The Board of Directors recommends that you vote FOR the ratification of PwC as Sonoco’s independent registered public accounting firm.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm. At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the Company. The Audit Committee has tentatively selected PricewaterhouseCoopers LLP (“PwC”) to serve as Sonoco’s independent registered public accounting firm to audit the financial statements for the year ending December 31, 2025, pending agreement over the terms of its engagement. Although the Board is not required to submit the Audit Committee’s selection of the independent registered public accounting firm for shareholder approval, the Board has elected to seek ratification by the shareholders of the Audit Committee’s selection of PwC as the Company’s independent registered public accounting firm for 2025. You will be asked to ratify this selection at the Annual Meeting, at which representatives from PwC are expected to attend and will have the opportunity to make a statement and respond to appropriate questions. PwC, or its predecessors, has audited Sonoco’s books and records since 1967. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm or whether to retain PwC but may ultimately determine to retain PwC as Sonoco’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.
Audit Committee Evaluation
In determining whether to reappoint PwC, the Audit Committee considers, among other things, the qualifications, performance, audit quality, results of regulatory reviews, fees, and independence of the firm, and the audit engagement team.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee’s responsibility is to appoint the independent registered public accounting firm, as well as monitor and oversee the firm’s qualifications, compensation, performance, and independence. PwC served as Sonoco’s independent registered public accounting firm for 2024 and the Audit Committee has tentatively selected PwC to serve as the independent registered public accounting firm for 2025, pending agreement over the terms of its engagement. The Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm to assure continuing independence. Further, in connection with the mandated rotation of the independent registered public accounting firm lead engagement partner every five years, the Audit Committee and its chair are involved in the selection of a new lead engagement partner.
In connection with the responsibilities discussed above, the Audit Committee has reviewed with PwC the overall scope of, and fees for, its audit in assessing Sonoco’s compliance with Section 404 of the Sarbanes- Oxley Act of 2002. The Audit Committee has also monitored PwC’s audit progress, including the firm’s findings, and required communications.
26 • Sonoco 2025 Proxy Statement

AUDIT MATTERS
Fees Relating to Services Provided by PwC for 2024 and 2023
The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the annual consolidated financial statements and reports for the years ended December 31, 2024 and 2023 and for other services rendered during 2024 and 2023 on Sonoco’s behalf.
	Fiscal Year
	2024		2023
Fee Category	Fees ($ in thousands)	% of Total	Fees ($ in thousands)	% of Total
Audit fees(1)	$11,300	82.5%	$5,670	69.3%
Audit-related fees(2)	23	0.2%	23	0.3%
Tax fees(3)	2,372	17.3%	2,492	30.4%
All other fees(4)	—	0.0%	—	0.0%
Total fees	$13,695	100.0%	$8,185	100.0%

(1)
Audit fees: Audit fees include fees for professional services for the integrated audits of Sonoco’s annual consolidated financial statements, the review of the interim condensed consolidated financial statements included in the 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements including statutory audits, issuance of comfort letters, consents, and review of documents filed with the SEC.

(2)
Audit-related fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of Sonoco’s consolidated financial statements and that are not reported under “Audit Fees.” These services include work performed in connection with employee benefit plan audits, due diligence, and accounting consultations in connection with acquisitions and divestitures, and attest services that are not required by statute or regulation.

(3)
Tax fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state, and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions, and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and tax planning.

(4)
All other fees: All other fees include fees for all services other than those reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Exchange Act, which are approved by the Audit Committee prior to completion of the audit. The Audit Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Audit Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related, and tax services is granted by the Audit Committee at the first quarter Committee meeting. The Audit Committee subsequently reviews fees paid. The Committee also reviews and approves the estimated fees for the integrated audit. Specific pre-approval is required for all other services. These projects are reviewed quarterly and the status of all such services is reviewed with the Audit Committee. During this review, the Audit Committee considered whether the provision of the non-audit services rendered by PwC was compatible with maintaining the firm’s independence. During 2024, all audit and permitted non-audit services were pre-approved by the Audit Committee.
AUDIT COMMITTEE REPORT
Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee is also responsible for engaging and evaluating the Company’s independent auditor and its lead engagement partner, including the qualifications and independence of both, and for preapproving all audit and non-audit related services and the estimated fees associated with the integrated audit.
Sonoco 2025 Proxy Statement • 27

AUDIT MATTERS
The Audit Committee of the Board of Directors reviewed and discussed with management and Sonoco’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), the audited financial statements for the year ended December 31, 2024. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also discussed with the Company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Audit Committee received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC its independence. The Committee also reviewed the services provided by PwC discussed above and considered whether performance of such services is compatible with maintaining auditor independence.
Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sonoco’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE

Theresa J. Drew (Chair)	Steven L. Boyd	Scott A. Clark	Richard G. Kyle	Blythe J. McGarvie	Thomas E. Whiddon
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporated it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.
28 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
This section describes Sonoco’s compensation philosophy, summarizes executive compensation programs, and reviews decisions made during 2024 for the following Named Executive Officers (“NEOs”).
R. HOWARD COKER President and Chief Executive Officer	ROBERT R. DILLARD Former Chief Financial Officer*	RODGER D. FULLER Chief Operating Officer
JOHN M. FLORENCE, JR. General Counsel, Secretary and Vice President/General Manager—Paper Packaging, North America	JAMES A. HARRELL, III President, Global Industrial Paper Packaging Division

*
Effective January 3, 2025, Mr. Dillard separated from his position as the Chief Financial Officer of the Company and Mr. Jerry Cheatham, the Company’s Vice President of Global Finance for the Company’s Industrial Paper Packaging Segment was appointed to the role of interim Chief Financial Officer in addition to his existing duties.

Executive Compensation Plan Overview
Sonoco’s executive compensation decisions in 2024 were developed to support successful execution of the company’s business strategy.
The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for the oversight of the development and execution of Sonoco’s executive compensation program. The program is driven by the over-arching goal of linking pay with performance and creating long-term shareholder value.
2024 was a milestone year for Sonoco in achieving our strategy to transform the Company into a simpler, stronger and more sustainable Company through the acquisition of Eviosys, Europe’s leading food cans, ends and closure manufacturer and the announced divestiture of our Thermoformed and Flexibles Packaging business to TOPPAN Holdings, Inc. for approximately $1.8 billion.
For the year, Sonoco generated approximately $834 million in operating cash flow which was the Company’s second-best performance in our history and invested a record $378 million of capital on future growth and productivity projects. 2024 full year adjusted EBITDA declined approximately 3 percent due primarily to price and cost headwinds across most of our businesses which was more than offset by strong productivity improvements.
See section entitled 2024 Committee Actions-Performance based annual cash incentive for the explanation and reconciliation of Adjusted EBITDA, which is a Non-GAAP Financial Measure.
Consistent with the Company’s philosophy to pay for performance and pay within reason, there was a 106.8% payout under the Performance-based Annual Cash Incentive, as described in detail under “2024 Committee Actions—Performance-based Annual Cash Incentive”. Sonoco continued to exhibit strong long-term results, which resulted in the 2022-2024 Long-Term Incentive Plan vesting at 200.0% of target and is described in more detail under “Results of 2022-2024 PCSU Performance Cycle.” The specific drivers and results of these two plans, as well as other components of the executive compensation program are covered in detail in later sections.
Sonoco’s Goals Regarding Executive Compensation
Highlighted below is an overview of Sonoco’s goals regarding executive compensation, followed by the compensation objectives and elements of the executive compensation program. The rationale of the key actions and decisions made with respect to Sonoco’s executive compensation program in 2024 is also provided throughout this “Compensation Discussion and Analysis.”
Sonoco 2025 Proxy Statement • 29

COMPENSATION DISCUSSION & ANALYSIS
1.
PAY FOR PERFORMANCE

Compensation should provide incentives for executives and reward the creation of value for the Company’s shareholders. As such, we believe a substantial portion of executive compensation should be tied to relevant financial and/or operational outcomes that:
• Reflect the decisions and efforts of those being compensated and	• Contribute to the creation of value over the long term
While compensation should ultimately reward long-term performance, incentives for short-term (i.e., annual) performance objectives are also appropriate to the extent they support sustainable value creation. 88% of the CEO’s target total direct compensation and an average of 75% of other NEOs’ target total direct compensation is tied to Company performance, which the Committee believes is a significant driver of shareholder value.
2.
PAY WITHIN REASON

Compensation levels and performance targets should be sensible within the context of a company’s peer group, taking into account differences in company sizes and complexity, as well as performance. The Committee retains an independent consultant, FW Cook, that provides advice relating to executive officer and director compensation, but does not provide any other services to the Company. The Committee also reviews comparative pay data, national survey data, proxy data for packaging peer companies, and tally sheets as input into compensation decisions and selects peer companies based on relevant business metrics.
3.
LISTEN

Sonoco regularly seeks input from shareholders regarding compensation. To that end, annual advisory votes on “Say on Pay” provide shareholders with a consistent communication channel to provide input on compensation decisions. In 2024, Sonoco’s management met with numerous shareholders which in total represented more than 25% of the outstanding shares of the Company. During in person; and virtual meetings, management discussed progress it made to transform Sonoco into a simpler, stronger and more sustainable company through the acquisition of Eviosys and the announced divestiture of the Company’s Thermoformed and Flexibles Packaging business, along with other portfolio improvement efforts. These discussions also addressed the Company’s focus to “Invest in Ourselves” which included a record $378 million on growth and productivity projects and future efforts to reduce debt through proceeds from divestitures and use of free cash flow.
4.
COMMUNICATE

Sonoco seeks to clearly articulate a compensation philosophy that serves as the foundation for all of its pay programs and decisions, and to clearly disclose the Committee’s decision-making process with respect to executive pay, from the selection of peer groups and performance targets, through performance assessment and award determination.
5.
ENCOURAGE STOCK OWNERSHIP

Sonoco values stock ownership and retention by its directors and executives because the Company believes it reinforces a strong shareholder mindset. Executives are expected to maintain a substantial ownership interest for the duration of their employment. Sonoco has a no-hedging policy that prohibits directors, executive officers and other employees from entering into speculative transactions in Sonoco stock that would cause personal interests to conflict with the best interests of the Company and its shareholders. In addition, Sonoco has an anti-pledging policy that prohibits directors and executive officers who are subject to stock ownership guidelines from pledging any of the shares they are required to own under such guidelines to secure any indebtedness. No directors or executive officers have pledged shares as of December 31, 2024. Sonoco’s equity compensation plans do not permit backdating or retroactively granting equity awards and also do not permit repricing of stock options or stock appreciation rights (SSARs) without shareholder approval.
6.
MINIMIZE GUARANTEES

Sonoco believes its senior executives should be engaged without employment contracts that guarantee salary or incentive payment. In addition, Sonoco provides limited executive benefits and perquisites and does not provide tax gross-ups to the NEOs.
30 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
Say on Pay Support
At the April 2024 Annual Meeting of Shareholders, 96.5% of shareholders who cast a vote for or against the proposal, voted in favor of the Company’s “Say on Pay” proposal on executive compensation. The Committee did not make any material changes to the design of the 2024 executive compensation program as a result of the vote.

Pay Mix and Pay Philosophy
It is Sonoco’s philosophy to generally position compensation at the median level (50th Percentile) with appropriate adjustments after consideration of other factors such as time in the role, individual performance, internal equity and difficulty to replace the relevant expertise.
The executive compensation program consists of the following components:
Direct compensation elements, consisting of:	Executive Officer benefits elements, consisting of:
• Base salary • Performance-based annual cash incentive • Long-term equity incentive	• Supplemental executive retirement benefits • Executive life insurance • Limited perquisites
Weightings of Direct Compensation Elements
Base salary, performance-based annual cash incentive, and long-term equity incentives comprise total direct compensation for each executive officer. With the exception of base salary, all elements of direct compensation are variable and intended to fluctuate based on performance as measured by operating and/or financial results and, in the case of long-term equity incentives, changes in shareholder value. This pay mix supports Sonoco’s pay-for-performance compensation objective and places a significant amount of compensation at risk. As illustrated below, for 2024, 88% of the CEO’s target total direct compensation and an average of 75% of the other NEOs’ target total direct compensation are at risk.
Compensation for all the NEOs, including the CEO, places more weight on long-term incentives than annual incentives to reflect the importance of making strategic decisions that focus on long-term results. The CEO’s long-term incentives have the greatest weighting to provide the strongest alignment of his compensation with long-term shareholder interests.
The following charts illustrate the allocations of direct compensation elements for 2024 and are based on target achievement levels. For annual performance-based cash incentives, “target” incentive is used to indicate 100% achievement of applicable metrics, as described in the “Performance-based Annual Cash Incentive”. For long-term equity incentives, “target” is equal to the grant date value of the equity award, the metrics for which are described in “Long-term Equity Incentives.” The method used to value equity awards is consistent with the information presented in the “Summary Compensation Table.”
2024 TARGETED TOTAL DIRECT COMPENSATION
Sonoco 2025 Proxy Statement • 31

COMPENSATION DISCUSSION & ANALYSIS
Use of National Market Surveys and Peer Company Data
The Committee relies on two primary sources of data to set specific compensation levels. The first source of data is derived from national compensation surveys conducted by three independent consulting firms: Aon, Willis Towers Watson, and Mercer. These surveys cover a large number of similar corporate officer positions nationally. The Committee refers to this as “National Survey Data.” The Committee compares Sonoco’s corporate officer positions to the survey positions using the aggregate data that has been size-adjusted based on revenue and/or scope parameters, which helps to ensure that the data reflects the national market for talent among companies comparable in size to Sonoco. In addition to the National Survey Data, at least annually, FW Cook prepares customized compensation studies with respect to Sonoco’s NEOs in comparison to the NEOs of a 12-company group of packaging companies approved by the Committee that is referred to as the “Peer Group.” The Peer Group companies have revenues, assets and market capitalization within approved ranges as compared to those of Sonoco. Specifically, the 2024 Peer Group companies, each of which had assets, revenues, and market capitalizations that generally range between 50% and 300% of Sonoco, were:
• Aptar Group Incorporated	• Crown Holdings Inc.	• Packaging Corporation of America
• Avery Dennison Corporation	• Graphic Packaging Holding Company	• Pactiv Evergreen, Inc.
• Ball Corporation	• Greif, Inc.	• Sealed Air Corporation
• Berry Global Group, Inc.	• Owens-Illinois Group, Inc.	• Silgan Holdings Inc.
The Committee uses the aggregate compensation data from the broader National Survey Data to inform specific compensation levels and determinations, and cross checks these levels against the Peer Group company data. In most cases, the data from both sources has been comparable.
Role of Independent Compensation Consultant
The Committee seeks input from FW Cook in its decision-making process. FW Cook reports directly to the Committee, and the Committee has the sole authority to retain or dismiss the consultant. FW Cook does not provide services to the Company in any area other than executive and director compensation on behalf of the Committee.
FW Cook is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter, which is summarized under “Corporate Governance—Board Meetings and Committees of the Board—Executive Compensation Committee” and is also available through the Investor Relations section of Sonoco’s website at sonoco.com. FW Cook periodically advises the Committee as to trends in executive compensation and also provides specialized studies or expert advice as requested with respect to executive compensation issues. In 2024, FW Cook
•
conducted a competitive compensation review of Sonoco’s NEOs compared to the Peer Group’s NEOs,

•
analyzed the Company’s use of share-based compensation compared to the Peer Group,

•
provided an update of the compensation trends and regulatory developments,

•
completed a realized pay analysis compared to our Peer Group,

•
assisted the Committee in its preparation of the Company’s public filings with regard to executive compensation, and

•
assisted the Committee with changes to annual and long-term incentive plan designs for executive officers.

FW Cook meets with the Committee at least once a year and attends regular Committee meetings in person or by telephone as requested. FW Cook also provides advice and performs competitive analysis with respect to director compensation, as requested, for the Corporate Governance and Nominating Committee.
From time to time, management engages the services of other compensation consultants to assist with matters relating to executive officer and employee compensation. However, management did not engage any other such compensation consultants.
The Committee has assessed the independence of FW Cook pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange and concluded that FW Cook’s work for the Committee and management, respectively, does not raise any conflict of interest.
32 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
Committee Review of Overall Compensation Components and Aggregate Awards
To evaluate the overall competitiveness of the executive officer compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes review of:
•
a tally sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last seven years (or term as an executive officer, if less),

•
unvested performance contingent restricted stock units (projected at threshold, target, and maximum),

•
unvested restricted stock units,

•
the value of accrued retirement benefits, and

•
the amount of executive life insurance coverage.

The Committee also reviews each element of the total amount of compensation awarded and realized during the prior year.
The Committee assesses this and other information to determine where total executive compensation falls in relation to the Peer Group and to assess how effectively the Company’s overall compensation programs operate. Based on the reviews of tally sheets for each NEO in the context of the Peer Group and survey data provided to the Committee, Company performance, and other factors, the Committee may make changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives.
Description of Direct Compensation Elements and 2024 Committee Actions
BASE SALARY
The Committee uses base salary to attract, retain, and reward executive officers based on demonstrated experience, skills, and competencies relative to the salary midpoint of the job. To accomplish this, the Committee establishes a salary midpoint for each executive officer position based on a structured job evaluation system used for broad-based compensation in the Company as well as a comparison to the National Survey Data at median as previously outlined. Each year, the Committee reviews the base salary of all executive officers, including the CEO and other NEOs. The decision on whether to award merit increases for the executive officer group as a whole takes into consideration the salary and wage increases being awarded to other levels of employees in the Company, the current economic environment, and operating results of the Company.
The decisions relative to the amount of individual merit increase awards are based primarily on each executive officer’s performance in the past year, readiness for promotion to a higher level, experience, and skill set relative to peer counterparts, and criticality to the Company, as well as the relationship of the executive officer’s current salary to the base salary midpoint for the position.
Base salary increases are also considered and awarded upon promotions or appointment to positions of greater responsibility.
2024 COMMITTEE ACTIONS—BASE SALARY
At its April 2024 meeting, the Committee approved merit increases for the executive officer group. In determining the increases, the Committee considered the executives’ overall performance, contribution to the Company’s results, experience, and market competitiveness, as described above. Mr. Coker and the other NEOs each received a merit increase of 3.0% effective June 1, 2024.
	2023 Year-End Base Salary	2024 Year-End Base Salary	% Change
R. Howard Coker	$1,211,808	$1,248,156	3.0%
Robert R. Dillard	697,164	718,068	3.0%
Rodger D. Fuller	762,024	784,884	3.0%
John M. Florence, Jr.	567,420	584,436	3.0%
James A. Harrell, III	613,512	631,908	3.0%
Sonoco 2025 Proxy Statement • 33

COMPENSATION DISCUSSION & ANALYSIS
PERFORMANCE-BASED ANNUAL CASH INCENTIVE
The Committee uses performance-based annual cash incentives designed to align participants’ interests with those of Sonoco’s shareholders by focusing on strong annual financial and operating results. To determine the actual awards each year, the Committee establishes a “threshold,” a “target,” and a “maximum” incentive amount for each NEO. These represent a percentage of base salary. Target is established at a performance level considered to be median level performance, and the corresponding compensation level equates to what is considered median level as compared to National Survey Data and Peer Group data. Threshold is set at what is considered below median performance, while maximum equates to what is believed to represent superior performance for the year and, correspondingly, an above median compensation opportunity as compared to National Survey Data and Peer Group data. The “threshold” level of payout is equal to 50% of “target” payout. “Maximum” payout is equal to 200% of “target” payout.
The Committee has discretionary authority to adjust payouts of the annual cash incentive to individual participants based upon consideration of individual performance and/or other factors that the Committee determines warrant an adjustment, such as external market challenges or extraordinary and unforeseen events that may create unintended consequences. No such adjustments were made in 2024 for any NEO’s annual cash incentives.
2024 COMMITTEE ACTIONS—PERFORMANCE-BASED ANNUAL CASH INCENTIVE
—Changes to the Performance-based Annual Cash Incentive, Effective 2024
In February 2024, the Committee approved a change to certain metrics applicable to the Performance-based Annual Cash Incentive Plan. The Performance-based Annual Cash Incentive Plan metrics for 2024 were (i) an Adjusted EBITDA metric, and (ii) a measure of Operating Cash Flow, which replaced net working capital, each weighted at 75% and 25%, respectively, and determined as described below. The Committee reviewed a Peer Group analysis provided by FW Cook, which indicated the Peer prevalence of Operating Cash Flow being used as a metric. Additionally, the Committee determined that Operating Cash Flow would be a more effective measurement of the Company’s financial health. It is for those reasons that the Committee decided to move to Operating Cash Flow, in lieu of the prior metric of Net Working Capital Days.
For 2024, the Committee established an annual incentive compensation threshold, target, and maximum payout for each NEO, as follows:
	Annual Incentive Compensation at Threshold*	Annual Incentive Compensation at Target*	Annual Incentive Compensation at Maximum*
R. Howard Coker	62.5%	125.0%	250.0%
Robert R. Dillard	42.5%	85.0%	170.0%
Rodger D. Fuller	43.8%	87.5%	175.0%
John M. Florence, Jr.	35.0%	70.0%	140.0%
James A. Harrell, III	37.5%	75.0%	150.0%

*
as a percentage of base salary

The financial performance measures related to the Performance-based Annual Cash Incentive Plan are established each year. For 2024, the Committee considered Adjusted EBITDA, which begins with Adjusted operating profit (“Adjusted operating profit”), which excludes tax and interest and then adds back deductions for the cost of depreciation and amortization, adjusted for unbudgeted EBITDA related to acquisitions and divestitures in a given year. This critical metric focuses on operating profitability and has a weighting of 75% of the annual cash incentive plan. Adjusted operating profit and Adjusted EBITDA are non-GAAP financial measures. A reconciliation on how Adjusted operating profit was calculated is provided in Appendix 1.
34 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
Below is a reconciliation of Adjusted operating profit to Adjusted EBITDA in thousands:
2024 Adjusted Operating profit*	$748,059
Depreciation and amortization	271,435
Adjustments related to unbudgeted M&A activity	3,253
Equity in Affliates	9,588
2024 Adjusted EBITDA	$1,032,335

*
Adjusted operating profit is a Non-GAAP financial measure that excludes tax and interest. Information about how Adjusted operating profit was calculated and is provided in Appendix 1.

Below is a reconciliation of GAAP Operating Cash Flow to Adjusted Operating Cash Flow in thousands:
2024 Operating Cash Flow—GAAP	$833,845
Adjustments related to unbudgeted M&A activity	(21,997)
2024 Adjusted Operating Cash Flow	$811,848
In 2024, the average net working capital days metric was replaced with an Operating Cash Flow metric. The Committee felt that this change would bring increased attention to cash flow generation. This metric was weighted at 25% of the annual cash incentive plan.
All NEOs were assigned the following financial measures and weightings for the 2024 annual cash incentive.
Incentive Plan Financial Metrics	Weightings
Adjusted EBITDA	75%
Operating Cash Flow	25%
The financial measures established for the annual cash incentive plan at the beginning of the year and the actual 2024 performance were as follows:
	Threshold	Target	Maximum	Actual 2024 Performance
Adjusted EBITDA(1) $ in thousands	$968,649	$1,076,276	$1,183,904	$1,032,335
Sonoco Operating Cash Flow $ in thousands	552,000	690,000	828,000	811,848

(1)
2024 Adjusted EBITDA Target was lower than the 2023 Adjusted EBITDA Target, due to the divestiture of the Protective Solutions Business.

Adjusted EBITDA, in thousands for 2024 was $1,032,335, which resulted in this component’s 75% weighting of the annual cash incentive being between threshold and target.
Operating Cash Flow for 2024 was $811,848, which resulted in this component’s 25% weighting of the annual cash incentive being between target and maximum.
Overall performance of the 2024 Performance-based Annual Cash Incentive Plan was 106.8% of target value.
The following table shows the dollar amount of annual cash incentive awarded to each of the NEOs for 2024 after applying the results of the performance measures and weightings mentioned above. The table also includes the percentage of target, the actual percentage of each NEO’s actual base salary paid and the percentage of change from the prior year.
	Annual Incentive Compensation For 2024	Percentage of Target	Percentage of Base Salary	Percent Change from Prior Year
R. Howard Coker	$1,645,511	106.8%	133.5%
Robert R. Dillard	643,737	106.8%	90.7%
Rodger D. Fuller	724,327	106.8%	93.4%
John M. Florence, Jr.	431,477	106.8%	74.7%
James A. Harrell, III	499,849	106.8%	80.1%
Sonoco 2025 Proxy Statement • 35

COMPENSATION DISCUSSION & ANALYSIS
LONG-TERM EQUITY INCENTIVES
The Committee uses long-term equity incentives to:
• Align executives’ interests with long-term shareholder interests and	• Provide opportunities for increased stock with long-term ownership, which Sonoco believes enables it to attract and motivate executives, as well as promote retention.
In 2024, long-term equity incentives were awarded under the 2024 Omnibus Incentive Plan, which was approved by Sonoco’s shareholders in 2024 (the “2024 Plan”).
Each year, the Committee determines the types of awards that will be granted under the long-term plan and establishes performance measures and performance periods for performance-based awards and other vesting criteria, as applicable. The awards the Committee granted in 2024 under the 2024 Plan were comprised of performance contingent restricted stock units (“PCSUs”) and restricted stock units (“RSUs”).
To determine the amount of equity awards to be granted to each executive officer position, the Committee uses competitive survey data as previously described to first determine the target total direct compensation (base salary, performance-based annual cash incentives and long-term equity incentives) value to be provided for each executive officer position. To establish the amount of long-term equity award for each position, the Committee subtracts the sum of the market rate or actual base salary (whichever is higher) and the annual cash incentive compensation target from the target total direct compensation amount derived from the competitive survey data. The actual target number of PCSUs or RSUs for each officer position may be adjusted up or down from the initially established level based on the assessment of individual performance in the past year. This amount of long-term equity award for each executive officer position is then denominated into a target mix of such types of awards permitted under the 2024 Plan as the Committee determines.

For 2024, the target mix of awards for each officer was 60% PCSUs and 40% RSUs, which the Committee determined provides the appropriate focus on financial goals and on long-term value creation for the Company’s shareholders.

During the first regularly scheduled Board meeting of the year (typically in February), the Committee establishes and approves the target goals and awards for the upcoming performance-based annual cash incentive, as well as the long-term equity incentives. This allows the Committee to balance the elements of total direct compensation. It is generally the Committee’s practice to grant PCSUs and RSUs effective promptly following the Company’s release of earnings for the fourth quarter and fiscal year. This allows granting of the equity awards close to the time of the annual performance reviews, which increases the impact of the awards by strengthening the link between pay and performance. In certain situations, Sonoco may grant special RSU or SSAR awards to new employees. In such cases, the grant is generally effective on the recipient’s first day of employment and the exercise price for SSARs is based on the closing price of Sonoco stock on that date. In addition, the Committee may make grants of RSUs to a corporate officer or other employees in recognition of a promotion or a change in position status, which grants are generally effective on the effective date of the applicable promotion or change in position status. The total number of shares underlying PCSUs or RSUs to be granted is established by dividing the total target dollar value of the award by the closing stock price on the effective date of the grant, or if applicable, the first day of employment or effective date of the promotion.
—PCSUs—60% of Equity Award
Grants of PCSUs are designed to reward participants for their contributions to the Company’s long-term success. The Committee believes that the NEOs have the most direct influence on achieving Company financial goals and, therefore, the PCSUs are weighted significantly more than RSUs. The Committee establishes performance requirements for meeting threshold, target, and maximum goals that, in the judgment of the Committee, represent achievement of average, superior, and outstanding performance. Such goals are developed in the context of the Company’s stated objectives and longer-term business outlook for total return to shareholders and returns on capital and equity.
The number of PCSU shares earned is subject to the degree to which three-year Company financial goals are met and can vary between 0% and 200% of the target number of shares. PCSUs must meet threshold performance in order to achieve a payout. The Committee maintained the relative TSR modifier established in prior years for
36 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
the 2024 PCSUs, which permits an increase in the final amount of PCSUs by 20% if Sonoco’s performance is greater than or equal to the 75th percentile of the S&P Composite 1500 Materials Index and a decrease in the final amount of PCSUs by 20% if Sonoco’s performance is less than or equal to the 25th percentile of the S&P Composite 1500 Materials Index.
PCSUs do not have associated voting rights until the underlying shares are issued, and Sonoco does not pay any current dividends or credit any dividend equivalents on unvested PCSUs. Subject to policies in effect from time to time, executive officers may elect to defer settlement of their vested PCSUs until six months following separation from service with certain exceptions. For any PCSUs that vest, but for which settlement is deferred, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares.
—RSUs—40% of Equity Award
Grants of RSUs are intended to foster executive officer retention. RSUs typically have a three-year vesting schedule, vesting in one-third increments starting on the one-year anniversary of the date of grant. RSUs do not have associated voting rights until the underlying shares are issued and Sonoco does not credit dividend equivalents on unvested RSUs. Subject to policies in effect from time to time, executive officers may elect to defer settlement of their vested RSUs until six months following separation from service with certain exceptions. For any RSUs that vest, but receipt of which is deferred by election of an individual executive officer, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares.
—RSUs—Special Grants
The Committee has a practice of making a special grant of time-vesting RSUs to individuals when they are first elected as an executive officer in recognition of this event and the individual’s increased responsibility. Settlement of such RSUs following vesting is generally deferred by the Company until the date that is six months following separation from service unless otherwise approved by the Committee. The target value of RSUs granted is based on position, and the total number of shares to be granted is generally established by dividing the target total dollar value of the award by the Company’s closing stock price on the effective date on which the individual is first elected an executive officer. These RSU grants can either be granted in full upon election as an executive officer or in three equal annual grants. Special grant RSUs are generally credited with dividend equivalents during the period of vesting, however, such amounts are not paid out until receipt of the shares. The vesting of these RSUs is generally structured in one of three ways:
I.
vesting in three equal increments on the third, fourth, and fifth anniversary of the grant if RSUs are granted all in one year;

II.
vesting on the third anniversary of each grant if granted over three years; or

III.
cliff vesting on the fifth anniversary of the grant.

Information about how PCSUs and RSUs will be treated upon a named executive officer’s termination of service and in connection with a change in control can be found under “Potential Benefits Payable Upon Certain Separation Events.”
2024 COMMITTEE ACTIONS—LONG-TERM EQUITY INCENTIVES
—2024 Annual Grants
In February 2024, the Company granted PCSUs and RSUs under the 2024 Plan in connection with the 2024 annual long-term equity incentive program. The total target amount is then split using the approved mix for officers of 60% PCSUs and 40% RSUs. Each type of equity award is then denominated in a number of shares based on the target grant date fair value. The target values of PCSUs and RSUs are set forth below:
	Total Target Long-Term Equity	Performance Contingent Stock Units	Restricted Stock Units
R. Howard Coker	$6,800,070	$4,080,044	$2,720,027
Robert R. Dillard	2,000,060	1,200,022	800,039
Rodger D. Fuller	2,000,060	1,200,022	800,039
John M. Florence, Jr.	1,000,056	600,011	400,046
James A. Harrell, III	775,024	465,019	310,005
Sonoco 2025 Proxy Statement • 37

COMPENSATION DISCUSSION & ANALYSIS
—PCSUs
In February 2024, the Committee approved PCSU grants to Sonoco’s executives, including the NEOs, that are based on achievement of cumulative growth in Adjusted earnings per share (“Adjusted EPS”) and average return on invested capital (“ROIC”) over the three year period from January 1, 2024 to December 31, 2026. The Committee increased the weighting for Adjusted EPS to reflect an increased focus on delivering Shareholder value. Concurrent with this change was a methodology shift in allowable acquisition & divestiture exclusions that were part of the ROIC calculation. Plans prior to 2024 had allowed for any unbudgeted acquisition costs to adjust the ROIC targets for every dollar of capital investment made in acquisitions at an effective rate of 0.15% for every $100 million. This 2024 plan only excludes the impact of any single acquisition or divestiture that has reported trade sales from the previous fiscal year totaling $675 million or more. This is to ensure the plan payouts correlate to the effort and results of the business and are consistent with the original intent of the performance goals.
The FASB ASC Topic 718 grant date fair values of PCSUs granted to the NEOs and the number of PCSUs available at threshold, target, and maximum are shown in the “2024 Grants of Plan based Awards” table.

The Committee believes that both elements are critical factors in determining long-term shareholder value. For the 2024 awards, the three-year cumulative growth in Adjusted EPS is weighted 60% and average three-year ROIC is weighted 40%.

These goals are as follows:
	Weighting	Threshold Vesting	Target Vesting	Maximum Vesting
Three-Year Cumulative Growth in Adjusted EPS(1)	60%	-0.7%	3.5%	7.4%
Average Three-Year ROIC(2)	40%	10.00%	11.10%	12.20%
The Committee establishes financial performance and operating goals each performance year. These goals are not intended to be a prediction of how the Company will perform during the performance year or in any future period. The Committee establishes these goals solely to help it align pay with performance. The goals are not intended to provide investors or any other party with guidance about Sonoco’s future financial performance or operating results. Sonoco strongly cautions you not to take the financial performance metrics or strategic and business accomplishments disclosed below as a form of guidance, because they are not intended to be such. You cannot rely on any of the disclosures contained in the Compensation Discussion and Analysis as a prediction of the Company’s future performance.
(1)
Adjusted Earnings per Share Growth Rate (Adjusted EPSGR) is the compounded annual growth rate represented by the cumulative Adjusted EPS (as adjusted to exclude certain items) for the three years of the measurement period, relative to Adjusted EPS for the most recently completed year preceding the grant date. Adjusted EPS is a non-GAAP financial measure.

(2)
ROIC is Operating Profit after taxes divided by Invested Capital. Invested Capital is defined as the value of Debt + Lease Liability Equipment + Equity and for purposes of the PCSU performance takes an average of the beginning of year and end of year Invested Capital. Required performance levels will be adjusted to reflect capital invested in acquisitions over the three-year period. Consistent with the methodology described above. Performance Calculations will exclude the impact of any single acquisition or divestiture that has a reported trade sales from the previous fiscal year totaling $675 million or greater.

The 2024-2026 PCSUs also contain a relative TSR modifier (rTSR). Results can be increased or decreased by 20%, based on Sonoco performance against the S&P Composite 1500 Materials index. A negative modifier (-20%) will be applied if Sonoco’s performance is less than or equal to the 25th percentile of the Peer Group and a positive modifier (+20%) will be applied if Sonoco’s performance is greater than or equal to the 75th percentile of the Peer Group. The Committee felt it was important to make these changes to ensure that there is a key focus on driving shareholder value in the Long-term Incentive Program.
—RSUs
In February 2024, the Committee approved time-vested RSU grants to the Company’s executive officers, including the NEOs. The RSU awards were weighted at 40% of the NEOs total long-term incentive compensation award. The RSUs vest in equal installments on the first, second, and third anniversaries of the grant. The grant date fair values and the number of RSUs granted to each of the NEOs are included in the “2024 Grants of Plan-Based Awards” table. Target awards were calculated as described under “Long-term Equity Incentives.”
38 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
These RSU awards for each of the NEOs’, combined with their PCSU awards discussed above, equate to approximately 72% of the CEO’s and an average of 55% for the other NEOs target total direct compensation, which is consistent with Sonoco’s pay for performance objectives.
RESULTS OF 2022-2024 PCSU PERFORMANCE CYCLE
On February 9, 2022, the Committee granted PCSUs to Sonoco’s executives, including the NEOs, which represented 60% of each NEO’s long term equity award. The target performance for the average three-year ROIC was 10.18%, which reflects application of the original plan provisions related to capital investments made in acquisitions to the initial target level (10.73%). The target performance for the three-year cumulative BEPS was $15.27. The vesting of these PCSUs was dependent on achieving pre-determined growth levels of average ROIC and cumulative BEPS growth each weighted 50% for the three-year performance period from January 1, 2022, through December 31, 2024.
The Company’s actual performance for ROIC was a three-year average of 11.24% and was above the maximum performance under the applicable award terms. The Company achieved a cumulative BEPS of $16.17 for the three-year performance period which is also above the maximum performance. As a result, at the end of 2024, the PCSUs vested at 200% of target. No TSR modifier was applicable to the 2022-2024 PCSUs. The PCSUs that have been earned and have vested are shown in the “2024 Option Exercises and Stock Vested” table.
2025 COMMITTEE ACTIONS IN CONNECTION WITH CFO TRANSITION
Effective January 3, 2025, Mr. Robert Dillard separated from his position as the Chief Financial Officer of the Company and Mr. Jerry Cheatham, the Company’s Vice President of Global Finance for the Company’s Industrial Paper Packaging Segment, was appointed to the role of interim Chief Financial Officer. Mr. Cheatham will continue to perform his existing duties as vice president while also serving as interim Chief Financial Officer.
As a result of his expanded role, the Committee approved the following adjustments to Mr. Cheatham’s compensation while he is serving as Interim Chief Financial Officer: (i) Mr. Cheatham’s annual base salary was increased to $500,000, and (ii) his threshold, target and maximum payouts under the Company’s Annual Cash Incentive Plan (expressed as a percentage of annual base salary) were increased to 25%, 50% and 100%, respectively.
In connection with his separation, Mr. Dillard became eligible to receive the payments applicable under the Company’s Executive Severance Plan upon a qualifying termination. See the section entitled “Potential Benefits Payable Upon Certain Separation Events” for more details.
Description of Other Executive Compensation and Benefit Elements
SEVERANCE AND CHANGE IN CONTROL
The Company maintains the Sonoco Products Company Change-in-Control Plan (the “CIC Plan”) in order to promote management continuity in the event of a proposed change in control of the Company. The Change-in-Control Plan provides for certain payments and benefits in the event of an executive officer’s qualifying termination of employment within 24 months following a change in control of the Company.
In addition, the Company maintains the Executive Officer Severance Plan (the “Severance Plan”), which provides for certain payments and benefits in the event of an executive officer’s qualifying termination of employment unrelated to a change in control of the Company.
The level of severance and benefits provided pursuant to each plan varies depending on the executive officer’s level. The Committee believes these plans are consistent and competitive with overall industry practices. The CIC Plan and the Severance Plan are described in more detail under the “Potential Benefits Payable Upon Certain Separation Events.”
DEFERRED COMPENSATION PLAN
The Deferred Compensation Plan for Corporate Officers is a nonqualified deferred compensation plan (“NQDC”) provided for executive officers, including NEOs, which the Committee believes is in line with general market practice, and is an important part of an attractive rewards program necessary to recruit and retain qualified executive officers. Under the NQDC, NEOs may voluntarily defer the receipt of a portion of base salary, annual cash incentive awards, RSUs and/or PCSUs. Assets are held in a separate rabbi trust to pay plan benefits, however rabbi trust assets are subject to the claims of creditors of the Company such that participant balances in the
Sonoco 2025 Proxy Statement • 39

COMPENSATION DISCUSSION & ANALYSIS
plan are not guaranteed in the event of the Company’s insolvency or bankruptcy. The plan and accumulated balances are described in more detail under the “2024 Nonqualified Deferred Compensation” table.
EXECUTIVE BENEFIT ELEMENTS
Sonoco has two primary benefits that apply only to executive officers: an executive life insurance benefit and supplemental executive retirement benefits. The Committee has included these two elements in the overall executive officer compensation program to serve as a recruiting and retention vehicle. Attracting and retaining high caliber talent is challenging and these two benefits are designed to help ensure long-term retention of key senior talent.
—Executive Life Insurance
Sonoco provides most active employees with company-paid life insurance that is currently limited to $200,000. For executive officers, Sonoco provides an alternative executive life insurance benefit. Executive officers receive company-paid term life insurance coverage that is approximately equal to three times their base salary. Company-paid coverage will continue to be provided to executive officers’ post-employment for a period of six months. All NEOs are covered under this benefit. The Committee believes that this amount of coverage is in line with industry practice and provides life insurance coverage in line with the earnings level of an executive officer.
—Retirement Benefits
Retirement benefits are an essential component of Sonoco’s executive compensation strategy to attract, retain, and reward key executives. For more detailed descriptions of the retirement benefits see “Sonoco Pension Plan”, “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan”, and the “2024 Nonqualified Deferred Compensation Plans.”
EXECUTIVE PERQUISITES
In support of Sonoco’s pay-for-performance philosophy, executive perquisites are limited. The CEO uses the company aircraft for regular business travel because Sonoco believes his use of the aircraft helps minimize time involved in commercial travel that could otherwise be directed to business and enhances his security during business time. Personal use of the aircraft is also occasionally permitted for executive officers following review on a case-by-case basis and is permitted only under circumstances where there is direct benefit to Sonoco to minimize time spent on personal travel or in the case of family emergencies. The Company does not provide a tax gross-up for the imputed income relating to the personal use of a Company plane.
With the exception of gross-ups that might be paid pursuant to the broad-based employee relocation assistance plan, which covers all eligible salaried employees, Sonoco does not provide income tax gross-ups to the NEOs, and the Committee has adopted a resolution that prohibits such payments.
Executive Compensation Policies
EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES
To emphasize the importance of linking executive and shareholder interests, the Board of Directors adopted stock ownership guidelines for executive officers. The target levels of ownership of common stock (or common stock equivalents) are reflected as a multiple of each executive officer’s annual base salary as outlined below:
Executive	Ownership Requirement
Chief Executive Officer	● ● ● ● ● ●	6.0 times annual base salary
Chief Operating Officer	● ● ● ●	4.0 times annual base salary
Chief Financial Officer	● ● ●	3.0 times annual base salary
Executive Vice Presidents	● ● ●	3.0 times annual base salary
Presidents	● ●	2.0 times annual base salary
Senior Vice Presidents	● ●	2.0 times annual base salary
Vice Presidents	●	1.0 times annual base salary
The calculation for determining compliance with these guidelines includes the full value of common stock held in the Sonoco Retirement and Savings Plan, vested stock equivalents earned through nonqualified deferred
40 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
compensation plans, vested RSUs, any other beneficially owned shares of common stock and fifty percent (50%) of the value of unvested time vesting RSUs and unvested stock equivalents through nonqualified deferred compensation plans.
Until the executive attains the target ownership level, the executive is required to hold in shares at least one-half of the realized gains (less taxes) from the vesting or exercise of equity awards.
ANTI-HEDGING POLICY
The Board of Directors has adopted an anti-hedging policy for Company stock. Sonoco considers it inappropriate for any director, officer (including all NEOs), or other employee to enter into speculative transactions in Sonoco stock. Such activities may put personal interests and objectives in conflict with the best interests of the Company and its stockholders. Therefore, Sonoco’s policy prohibits the purchase or sale by any director, officer or employee of puts, calls, options, warrants, or other derivative securities based on the Company’s stock. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. All directors and NEOs were in compliance with the policy as of December 31, 2024.
ANTI-PLEDGING POLICY
The Board of Directors has adopted an anti-pledging policy with respect to Company stock owned by directors and executive officers. The policy provides that directors and executive officers who are subject to target Sonoco common stock ownership guidelines may not pledge any of the shares they are required to own under such guidelines to secure any indebtedness.
As discussed above under “—Executive Officer Stock Ownership Guidelines” and under “Security Ownership of Management—Director Stock Ownership Guidelines,” the Board of Directors has established target stock ownership guidelines for directors and executive officers because it believes that the interests of directors and executive officers should be closely aligned with those of shareholders by sharing with other shareholders the risks and rewards of stock ownership. The Board of Directors recognizes that pledging of shares may be perceived as contrary to this goal because of the perception that doing so may allow a pledging shareholder to reduce the risks of stock ownership. Accordingly, the Board of Directors determined that it would be appropriate to adopt a policy prohibiting directors and executive officers from pledging the shares of their Company stock they are required to own under the ownership guidelines. In adopting the policy, however, the Board of Directors recognized that a complete prohibition on pledging Company stock could result in financial hardship for directors and executive officers subject to the policy. The Board of Directors observed that, if directors and executive officers were not permitted to pledge any of the shares owned by them, their only alternative to obtain liquidity from shares owned in excess of the target number would be to sell the shares, and thereby reduce the alignment between their interests and those of other shareholders. Therefore, the Board of Directors determined that it would be appropriate to restrict directors and executive officers from pledging only the portion of their Company stock that is subject to target ownership guidelines in order to afford them greater access to liquidity to meet personal obligations and to encourage continued ownership of Company shares. All directors and NEOs were in compliance with this policy as of December 31, 2024.
INCENTIVE COMPENSATION CLAWBACK POLICY
Sonoco maintains the Sonoco Products Company Executive Compensation Clawback Policy, which is intended to be compliant with SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protect Act. Pursuant to the clawback policy, the Company will seek to recover certain incentive compensation erroneously paid to current and former Section 16 reporting officers (if any) as a result of financial misstatements. The policy applies to compensation received by Sonoco Section 16 reporting officers on or after October 2, 2023.
Sonoco 2025 Proxy Statement • 41

COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION COMMITTEE REPORT
The Committee reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Annual Report on Form 10-K for the year ended December 31, 2024, and in this Proxy Statement.
THE COMPENSATION COMMITTEE

Richard G. Kyle (Chair)	Dr. Pamela L. Davies	Robert R. Hill, Jr.	Thomas E. Whiddon
COMPENSATION RISK REVIEW
With the assistance of the Committee’s Independent Compensation Consultant, FW Cook, the Committee periodically reviews Sonoco’s compensation policies and practices applicable to Sonoco employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion are the following:
•
Appropriate pay philosophy, peer group, and market positioning;

•
Effective balance between cash and equity compensation and short-term and long-term performance focus;

•
Performance objectives with an appropriate level of difficulty that reflects the Board-approved annual budget and long-term strategic planning objectives;

•
Multiple performance metrics in the annual and longer-term incentive programs that are intended to create a balanced focus on growth, profitability, and asset efficiency, as well as absolute stock price appreciation;

•
The Committee’s ability to use its discretion to reduce earned incentive compensation based on a subjective evaluation of the quality of earnings, individual performance, and other factors;

•
Meaningful risk mitigators such as substantial stock ownership guidelines and anti-hedging, anti-pledging, and clawback policies, Committee oversight, and use of an independent external consultant; and

•
Incentive plans that do not reward individuals for behaviors that can place the Company at risk (for example, incentives based on financial hedging transactions or incentives based on customer transactions that have significant financial risk).
42 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION TABLES
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
R. Howard Coker President and Chief Executive Officer	2024	$1,233,011	0	$6,829,915	$1,645,511	0	$399,365	$10,107,802
	2023	1,192,388	0	6,876,983	0	0	469,222	8,538,593
	2022	1,098,385	0	6,205,527	1,977,093	0	513,043	9,794,049
Robert R. Dillard Former Chief Financial Officer	2024	709,358	0	2,016,447	643,737	0	149,097	3,518,639
	2023	654,959	0	1,529,341	0	0	180,812	2,365,113
	2022	535,539	0	1,019,828	635,446	0	175,267	2,366,080
Rodger D. Fuller Chief Operating Officer	2024	775,359	0	2,018,812	724,327	0	205,997	3,724,494
	2023	749,814	0	2,041,641	0	0	242,089	3,033,544
	2022	720,980	0	1,885,304	939,681	0	281,088	3,827,053
John M. Florence, Jr. General Counsel, Secretary, & Vice President / General Manager–Paper Packaging, North America	2024	577,346	0	1,014,021	431,477	0	130,151	2,152,996
	2023	558,330	0	1,027,632	0	0	151,136	1,737,098
	2022	536,864	0	1,023,237	563,707	0	176,167	2,299,975
James A. Harrell, III President, Global Industrial Paper Packaging Division	2024	624,243	0	790,171	499,849	0	147,699	2,061,962
	2023	603,682	0	804,175	0	0	169,715	1,577,572
	2022	567,579	0	773,304	595,958	0	185,545	2,122,386

(1)
Awards were made in the form of RSUs and PCSUs. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with FASB ASC Topic 718. The value of each individual PCSU award is determined based on the probable outcome of the performance conditions determined as of the grant date. Assumptions made in valuation of these awards are set forth in Note 12 to Sonoco financial statements for the year ended December 31, 2024, which are included in Sonoco’s 2024 Annual Report on Form 10-K, filed with the SEC on February 28, 2025. The value of the PCSUs at the grant date, assuming that the highest level of performance conditions are achieved at 200% plus the relative TSR modifier of 20% is: $8,976,096 for Mr. Coker, $2,640,048 for Messrs. Dillard and Fuller, $1,320,024 for Mr. Florence, and $1,023,041 for Mr. Harrell. The equity awards granted in 2024 do not accumulate dividend equivalents unless vested, and are not subject to accelerated vesting, except as described in the footnotes to the table “Potential Benefits Payable Upon Certain Separation Events”.

The DC SERP as described under “Nonqualified Deferred Compensation Plans” applies to the CEO and all NEOs. 75% of the contribution each year is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. These amounts are reflected in column (i) and described under footnote (5). 25% of the contribution is in the form of deferred restricted stock units. The deferred restricted stock units based on salary and incentive compensation for Messrs. Coker, Dillard, Fuller, Florence, and Harrell in 2023 and granted in 2024 had a grant date fair value of $29,810, $16,374, $18,745, $13,958, and $15,092 respectively, and are reflected in column (e). The deferred restricted stock units based on salary and incentive compensation earned in 2024 and granted in 2025 are expected to have a grant date fair value of $71,963, $33,827, $37,492, $25,221, and $28,102 for Messrs. Coker, Dillard, Fuller, Florence, and Harrell, respectively, and will be reflected in the Summary Compensation Table for 2025.
(2)
The amounts indicated are payouts of awards pursuant to our performance-based annual cash incentive as discussed in the “Compensation Discussion and Analysis.” The amounts shown were paid to the NEOs in March of the year following the year in which they were earned.

(3)
All other compensation for 2024 consisted of the following components for each NEO:

Sonoco 2025 Proxy Statement • 43

COMPENSATION DISCUSSION & ANALYSIS
	(a)	(b)	(c)	(d)	(e)
Name	Perquisites	Executive Life Insurance	Company Contributions and Accruals to Defined Contribution Plans	Company Contributions to the Defined Contribution SERP	All other Compensation Total
R. Howard Coker	$49,326	$17,594	$116,557	$215,889	$399,365
Robert R. Dillard	0	5,285	42,330	101,482	149,097
Rodger D. Fuller	15,107	7,622	70,792	112,476	205,997
John M. Florence, Jr.	0	3,499	50,991	75,662	130,151
James A. Harrell, III	0	7,712	55,680	84,307	147,699

(a)
The perquisites represent the computed aggregate incremental cost to the Company for the personal use of the corporate aircraft. The aggregate incremental cost to Sonoco for corporate aircraft usage was $3,669.60 per hour in 2024, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under a maintenance service plan, and landing and crew expenses. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

(b)
Comprised of premiums paid for executive life insurance benefits. Sonoco does not provide tax gross ups on these company paid premiums.

(c)
Comprised of Company contributions to the tax-qualified Sonoco Retirement and Savings Plan, and the related non-qualified defined contribution restoration benefit (“DC Restoration benefit”), which is intended to keep employees whole with respect to Company contributions that were limited by applicable tax laws. Company contributions include a Company match and an annual retirement contribution. Refer to the table in the “Nonqualified Deferred Compensation” section for information on NEO participation in defined contribution plans.

(d)
The DC SERP as described under “Nonqualified Deferred Compensation Plans—DC SERP” applies to all NEOs. 75% percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the amounts shown in column (d) to this footnote 3. 25% of the contribution was issued in Sonoco deferred restricted stock units and is further described under footnote 1 and, with respect to deferred restricted stock granted in 2024, are disclosed in column (e) of the Summary Compensation Table.

44 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
2024 Grants of Plan-based Awards
(a)	(b1)	(b2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
			Estimated Possible Payouts Under Non-Equity Incentive Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Howard Coker
Annual Cash Incentive	NA	02-20-2024	$770,632	$1,541,264	$3,082,528
PCSUs	02-20-2024	02-20-2024				40,365	80,729	161,458		$4,080,044
RSUs(3)	02-20-2024	02-20-2024							51,899	2,720,027
RSUs—DC SERP(4)	02-20-2024	02-20-2024							530	29,844
Robert R. Dillard
Annual Cash Incentive	NA	02-20-2024	301,477	602,954	1,205,909
PCSUs	02-20-2024	02-20-2024				11,872	23,744	47,488		1,200,022
RSUs(3)	02-20-2024	02-20-2024							15,265	800,039
RSUs—DC SERP(4)	02-20-2024	02-20-2024							291	16,386
Rodger D. Fuller
Annual Cash Incentive	NA	02-20-2024	339,220	678,439	1,356,878
PCSUs	02-20-2024	02-20-2024				11,872	23,744	47,488		1,200,022
RSUs(3)	02-20-2024	02-20-2024							15,265	800,039
RSUs—DC SERP(4)	02-20-2024	02-20-2024							333	18,751
John M. Florence, Jr.
Annual Cash Incentive	NA	02-20-2024	202,071	404,142	808,284
PCSUs	02-20-2024	02-20-2024				5,936	11,872	23,744		600,011
RSUs(3)	02-20-2024	02-20-2024							7,633	400,046
RSUs—DC SERP(4)	02-20-2024	02-20-2024							248	13,965
James A. Harrell, III
Annual Cash Incentive	NA	02-20-2024	234,091	468,182	936,365
PCSUs	02-20-2024	02-20-2024				4,601	9,201	18,402		465,019
RSUs(3)	02-20-2024	02-20-2024							5,915	310,005
RSUs—DC SERP(4)	02-20-2024	02-20-2024							269	15,147

(1)
The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the performance-based annual cash incentive awarded in 2024, as discussed in the “Compensation Discussion and Analysis” and the actual performance payout is reflected in column (f) of the Summary Compensation Table.

(2)
The amounts in columns (f), (g) and (h) represent the threshold, target and maximum awards established for PCSUs awarded in 2024 under the 2024 Plan which may be earned over a three-year performance period through December 31, 2026. Information about determining the number of shares underlying the PCSUs, the performance-based conditions, and vesting of these awards is provided in the “Compensation Discussion and Analysis” section.

(3)
These amounts represent the 2024 RSU awards, granted under the 2024 Plan, that vest in equal installments on the first, second, and third anniversaries of the grant date.

(4)
As described in footnote 1 of the “Summary Compensation Table”, these amounts represent the portion of the DC SERP benefit granted in the form of deferred restricted stock units, which are fully vested at grant and are settled following a qualifying retirement in accordance with applicable plan provisions.

(5)
The grant date values are computed in accordance with FASB ASC Topic 718. Assumptions made in valuation of these awards are set forth in Note 12 to Sonoco financial statements for the year ended December 31, 2024, which are included in the 2024 Annual Report on Form 10-K, filed with the SEC on February 28, 2025. The value for the PCSUs at the grant date, assuming the maximum level of performance plus a relative TSR modifier of +20% was achieved at the end of the 2024-2026 three-year performance cycle, is: $8,976,096 for Mr. Coker, $2,640,048 for Messrs. Dillard and Fuller, $1,320,024 for Mr. Florence, and $1,023,041 for Mr. Harrell.

Sonoco 2025 Proxy Statement • 45

COMPENSATION DISCUSSION & ANALYSIS
Outstanding Equity Awards at 2024 Fiscal Year-end
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Grant Date	Option or SSAR Awards					Stock Awards
		Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2) ($)
R. Howard Coker
	02-20-2024								177,604	$8,675,946
	02-20-2024						51,899	$2,535,266
	02-13-2023								163,082	7,966,536
	02-13-2023						32,069	1,566,571
	02-09-2022						15,585	761,327
	02-12-2020(4)						41,517	2,028,115
	02-13-2019	30,121		0	$60.77	02-13-2029
	02-14-2018	28,054		0	50.83	02-14-2028
	02-08-2017	22,110		0	54.46	02-08-2027
	02-11-2015	17,656		0	46.16	02-11-2025
Robert R. Dillard
	02-20-2024								52,237	2,551,768
	02-20-2024						15,265	745,695
	02-13-2023								35,974	1,757,349
	02-13-2023						7,074	345,565
	06-15-2022(5)						10,941	534,468
	02-09-2022						1,268	61,942
	11-01-2020(6)						1,176	57,467
	02-13-2019	3,013		0	60.77	02-13-2029
Rodger D. Fuller
	02-20-2024								52,237	2,551,768
	02-20-2024						15,265	745,695
	02-13-2023								47,967	2,343,168
	02-13-2023						9,433	460,802
	02-09-2022						4,688	229,009
	02-13-2019	30,121		0	60.77	02-13-2029
	02-14-2018	28,054		0	50.83	02-14-2028
	02-08-2017	22,110		0	54.46	02-08-2027
John M. Florence, Jr.
	02-20-2024								26,118	1,275,884
	02-20-2024						7,633	372,872
	02-13-2023								23,984	1,171,638
	02-13-2023						4,717	230,425
	02-09-2022						2,535	123,835
	02-13-2019	12,049		0	60.77	02-13-2029
	02-08-2017	6,859		0	54.46	02-08-2027
James A. Harrell, III
	02-20-2024								20,242	988,831
	02-20-2024						5,915	288,948
	02-13-2023								18,588	908,014
	02-13-2023						3,655	178,547
	02-09-2022						1,901	92,864
	02-13-2019	7,531		0	60.77	02-13-2029
	02-08-2017	7,885		0	54.46	02-08-2027
	02-10-2016	112		0	40.41	02-10-2026

(1))
Represents SSARs and RSUs

All outstanding SSARs were subject to a three-year vesting schedule and have now been vested.
RSUs vest with respect to 1/3 per year on each applicable anniversary of grant (except as otherwise noted in footnotes 4 through 6):
46 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
(2)
Values of RSUs shown in column (h) and PCSUs shown in column (j) are based on the December 31, 2024 closing price of $48.85.

(3)
PCSUs granted February 20, 2024 are represented as the number of maximum PCSUs that will vest on December 31, 2026, if performance criteria are met. The actual number of PCSUs that vest have the potential to vary based on final performance results and can range between 0% to 220% of target when taking into account the potential effect of the relative TSR modifier. Threshold performance is required to achieve any payout.

PCSUs granted February 13, 2023 are represented as the number of maximum PCSUs that will vest on December 31, 2025, if performance criteria are met. The actual number of PCSUs that vest have the potential to vary based on final performance results and can range between 0% to 220% of target when taking into account the potential effect of the relative TSR modifier. Threshold performance is required to achieve any payout.
(4)
Represents RSUs awarded to Mr. Coker upon his appointment as Chief Executive Officer in February 2020. The RSUs will vest at the end of the five-year time-based restriction subject to Mr. Coker's continued service. Settlement of RSUs following vesting is deferred by the Company until six months following separation of service. RSUs are credited with dividend equivalents during the vesting period and any time prior to settlement, however such amounts are not paid out until receipt of the shares. Refer to the table in the “Potential Benefits Payable Upon Certain Separation Events” section for details regarding the treatment of equity awards under certain qualifying terminations of employment.

(5)
Represents RSUs awarded to Mr. Dillard in connection with his appointment as Chief Financial Officer, which was effective in July 2022. The RSUs were originally scheduled to vest at the end of the five-year time-based restriction if Mr. Dillard were still employed by the Company. These RSUs were forfeited due to Mr. Dillard’s termination. Refer to the table in the “Potential Benefits Payable Upon Certain Separation Events” section for details regarding the treatment of equity awards under certain qualifying terminations of employment.

(6)
Represents RSUs awarded to Mr. Dillard upon being named an Executive Officer on November 1, 2020. The RSUs vested with respect to 1/3 on each of the third, and fourth anniversaries of the grant date subject to Mr. Dillard remaining employed by the Company. The final tranche of the award will vest on the originally scheduled vesting date pursuant to the terms of Mr. Dillard’s separation agreement. Settlement of RSUs following vesting is deferred by the Company until six months following separation of service. The RSUs are credited with dividend equivalents during the vesting period and any time prior to settlement, however, such amounts are not paid out until receipt of the shares. Refer to the table in the “Potential Benefits Payable Upon Certain Separation Events” section for details regarding the treatment of equity awards under certain qualifying terminations of employment.

2024 Option Exercises and Stock Vested
The following table provides information about SSARs exercised by NEOs in 2024 and about RSUs and PCSUs that vested in 2024.
(a)	(b)	(c)	(d)	(e)	(d)	(e)
	Option Awards		Restricted Stock Awards		Performance Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(2) ($)
R. Howard Coker			40,342	$2,276,787	142,088	$6,940,999
Robert R. Dillard			7,652	421,679	11,552	564,315
Rodger D. Fuller			13,082	738,935	42,742	2,087,947
John M. Florence, Jr.			6,784	383,307	23,104	1,128,630
James A. Harrell, III			4,706	265,649	17,328	846,473

(1)
The amounts reflect the number of units that vested during the fiscal year. Messrs. Dillard and Florence deferred 2,172 shares and 6,784 shares respectively, these shares are deferred pursuant to the Company’s deferral policy applicable to special RSU grants. Settlement of these shares will occur no earlier than six months following separation from service.

(2)
The value is based on the closing stock price on the date of vesting, or if such date was not a trading day, the immediately preceding trading date.

(3)
PCSUs that vested for the 2022-2024 long-term incentive performance period that ended on December 31, 2024. Performance criteria for the 2022-2024 performance cycle vested at 200.0% of target PCSUs. Mr. Florence elected to defer 23,104 shares with settlement of this award, to no earlier than six months following separation from service.

Sonoco 2025 Proxy Statement • 47

COMPENSATION DISCUSSION & ANALYSIS
Retirement Benefits
2024 DEFINED RETIREMENT BENEFITS
(a)	(b)	(c)	(d)	(e)
Name	Plan Name(1)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit(4) ($)	Payments During Last Fiscal Year ($)
R. Howard Coker	DB Restoration	32.50	$3,087,554	0
			3,087,554	0
Robert R. Dillard(2)				0
Rodger D. Fuller	DB Restoration	32.50	3,422,482	0
	DBSERP	33.58	847,313	0
			4,269,795	0
John M. Florence, Jr.(2)				0
James A. Harrell, III	DB Restoration	32.50	2,418,413	0
			2,418,413	0

(1)
All of these plans have been amended so that no additional benefits accrue after December 31, 2018. Future accruals towards retirement transitioned to defined contribution plans effective January 1, 2019 as described under “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan”.

(2)
Messrs. Dillard and Florence do not participate in the DB Restoration benefit because they were hired after participation in these plans was frozen. Instead, they participate in the broad-based defined contribution plan, the Sonoco Retirement and Savings Plan, for employees hired on or after January 1, 2004. In addition, they participate in the DC Restoration and the DC SERP. These plans are described under “Nonqualified Deferred Compensation Plans”.

(3)
Years of credited service under the DB Restoration began on January 1 or July 1 coincident with or following one year of service. Years of credited service under the DB SERP began on the date of hire. We do not provide extra years of credited service under the plans.

(4)
The value of accumulated benefits under the DB SERP and DB Restoration plans reflected in this column are calculated using an actuarial valuation that evaluates key assumptions of the plan which can have a significant effect on the calculated amounts. Calculations are based on an effective discount rate of 5.34% for the Nonqualified Plan and the Pri-2012 White Collar version of the Employee and Healthy Annuitant tables projected with Scale MP-2021 on a generational basis (post-retirement only) as of December 31, 2024. As of December 31, 2023, the effective discount rate was 4.78% for the Nonqualified Plan and mortality was based on the Pri-2012 White Collar version of the Employee and Healthy Annuitant tables projected with Scale MP-2021 on a generational basis (post-retirement only). The interest assumption for the SERP 3-year installments is based on the November 2024 IRS three-segment yield curve as of December 31, 2024 and the November 2023 IRS three-segment yield curve as of December 31, 2023.

DEFINED BENEFIT RESTORATION AND DEFINED BENEFIT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
The Sonoco Pension Plan (the “Pension Plan”), in which certain executive officers historically participated, was terminated with all remaining liabilities settled through the purchase of annuities in June 2021. The Company continues to maintain the Omnibus Benefit Restoration Plan, which is a non-qualified deferred compensation plan. The Omnibus Benefit Restoration Plan provides (i) a defined benefit restoration benefit (the “DB Restoration”) and (ii) a defined benefit supplemental executive retirement benefit (the “DB SERP”). The DB Restoration and DB SERP components were amended in 2009 to freeze benefit accruals effective December 31, 2018.
DEFINED BENEFIT RESTORATION
The DB Restoration is provided to Sonoco employees hired before 2004 (including Messrs. Coker, Fuller, and
Harrell) and was initially intended to compensate employees for benefits that were unavailable under the Sonoco
Pension Plan because of pay and benefit limitations set by the Internal Revenue Code (“IRC”). Messrs. Coker, Fuller, and Harrell are vested in the DB Restoration benefit. The DB Restoration provides participants with a life annuity annual benefit at normal retirement equal to the sum of;
a)
$42 multiplied by years of benefit service (up to 30);

b)
plus 1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); reduced by

c)
1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

48 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
d)
0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC through December 31, 2018.
Benefit service began at the date of commencement of participation, which was the January 1 or July 1 coincident with or following one year of service.
Participants become fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits at age 55 with subsidized early retirement reductions of 3.6% per year from age 65.
If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a pre-retirement survivor annuity. The pre-retirement survivor annuity is equal to 50% of the accrued benefit in the DB Restoration, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.
The DB Restoration offers several optional forms of payment including joint and survivor annuities, period certain annuities and level-income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.
DEFINED BENEFIT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Future benefits that would have accrued under the DB Restoration benefit were transitioned to the DB SERP. The DB SERP was provided only to designated officers elected before January 1, 2008. As the only current NEO who participated in the DB SERP, Mr. Fuller’s accrual under the DB SERP is frozen and he began participating in the DC SERP (defined below) effective January 1, 2019. The DC SERP is discussed under “Nonqualified Deferred Compensation Plans—DC SERP”. With 15 years of service and retirement at age 65, the DB SERP provides an annual payment equal to 60% replacement of final average earnings offset by the Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. Officers elected before January 1, 2006, became fully vested in their DB SERP benefit upon the completion of five years vesting service in the DB SERP. Officers elected after January 1, 2006, became fully vested in their DB SERP benefit upon completion of five years vesting service in the DB SERP and attainment of age 55.
The annual DB SERP benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. Benefit service under the DB SERP began at the date of hire. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62).
Final average cash earnings for the DB SERP benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement up through 2018. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.
The DB SERP benefit is calculated as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.
Mr. Fuller is vested and eligible to retire under the DB SERP and has elected to receive the actuarially equivalent value of the DB SERP benefit in three equal installments after retirement in lieu of the monthly 75% joint and survivor annuity or the 10-year certain and life annuity. In the event of termination of employment on December 31, 2024, for reasons other than death, Mr. Fuller would have received the DB SERP benefit in three equal installment payments of $443,787 In the event of his death, his spouse would receive three equal installment payments of $574,888.
In the event of disability, the disability benefit payable is equal to the early retirement DB SERP benefit, the combined family Social Security benefits, the DB Restoration benefit and Pension Plan benefit. If the early
Sonoco 2025 Proxy Statement • 49

COMPENSATION DISCUSSION & ANALYSIS
retirement DB SERP benefit (prior to the conversion to the actuarially equivalent value of the DB SERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of current base salary, the difference will be payable from the Long-Term Disability Plan. When the benefit from the Long-Term Disability Plan ends, any unpaid DB SERP installments, and DB Restoration and the Pension Plan benefits would continue.
2024 Nonqualified Deferred Compensation
(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in 2024(1)(2) ($)	Registrant Contributions in 2024(2) ($)	Aggregate Earnings in 2024(2)(3) ($)	Aggregate Withdrawals/ Distributions in 2024 ($)	Aggregate Balance at End of 2024(2)(4) ($)
R. Howard Coker
DC Restoration	0	$95,857	$110,817	0	$1,295,000
NQDC—Deferred PCSUs/RSUs	0	0	(287,140)	0	2,815,807
DCSERP (Deferred Cash)	0	215,889	57,703	0	1,644,859
DCSERP (Deferred Stock)	0	29,810	(29,145)	0	493,312
Robert R. Dillard
DC Restoration	0	21,630	42,388	0	319,086
NQDC—Deferred PCSUs/RSUs	0	0	(35,799)	0	312,366
DCSERP (Deferred Cash)	0	101,482	8,904	0	322,028
DCSERP (Deferred Stock)	0	16,374	9,371	0	60,911
Rodger D. Fuller
DC Restoration	0	50,092	89,811	0	1,176,462
NQDC—Deferred PCSUs/RSUs	0	0	0	0	0
DCSERP (Deferred Cash)	0	112,476	18,530	0	571,275
DCSERP (Deferred Stock)	0	18,745	2,392	0	126,502
John M. Florence, Jr.
DC Restoration	0	30,291	40,403	0	405,572
NQDC—Deferred PCSUs/RSUs	$1,511,937	0	(233,714)	0	3,009,746
DCSERP (Deferred Cash)	0	75,662	15,863	0	468,596
DCSERP (Deferred Stock)	0	13,958	1,087	0	112,839
James A. Harrell, III
DC Restoration	0	34,980	53,235	0	617,707
Deferred PCSUs/RSUs	0	0	(73,357)	0	719,321
DCSERP (Deferred Cash)	0	84,307	34,886	0	948,290
DCSERP (Deferred Stock)	0	15,092	(21,610)	0	310,129

(1)
Includes aggregate amount of deferred cash and equity compensation contributed by the NEOs in 2024. The value of the equity deferral is based on the number of deferred RSUs and PCSUs multiplied by the closing price of Sonoco stock on the date of deferral. Mr. Florence elected to defer settlement of his 2021 RSU grant, the amount of which is equal to $114,071, his 2022 RSU grant, the amount of which is equal to $140,040, his 2023 RSU grant, the amount of which is equal to $129,196, and his 2022 PCSU grant, the amount of which is equal to $1,128,630, in each case until six months following his separation from service. These deferred RSUs are credited with dividend equivalents which are not paid out until settlement of the RSUs.

50 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
(2)
The following table shows contributions, earnings and the aggregate balance at the end of 2024 that are reported in the “Summary Compensation Table” or were reported in the Summary Compensation Table in previous years

Name	Amounts in column (b) above reported in the 2024 Summary Compensation Table	Amounts in column (c) above reported in the 2024 Summary Compensation Table	Amounts in column (d) above reported in the 2024 Summary Compensation Table	Amounts in column (f) above previousily reported as compensation in the Summary Compensation Table for previous years	Amounts in column (f) above payable in Company Stock rather than cash
R. Howard Coker	0	$341,556	0	$4,256,440	$3,309,119
Robert R. Dillard	0	139,486	0	466,205	373,278
Rodger D. Fuller	0	181,314	0	1,055,809	126,502
John M. Florence, Jr.	0	119,911	0	2,487,692	3,122,585
James A. Harrell, III	0	134,379	0	719,405	1,029,450

(3)
Amounts reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts. Any deferred compensation in stock equivalent accounts is based on the closing price of $48.85 on December 31, 2024. Values also reflect any required Social Security taxes on shares that vested in 2024. Additional detail is provided later in this section under “Nonqualified Deferred Compensation Plans”.

(4)
For all of the NEOs, the portion of the vested amounts shown in column (f) above that relates to the DC Restoration benefit and the DC SERP is payable in three installments following the participant’s separation from service. The initial installment is paid six months following separation from service and the second and third installments are paid in January of the following years. The remaining amounts in column (f) are payable according to each NEO’s elected payment schedule, which can range from one to five annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2024.

Nonqualified Deferred Compensation Plans
DEFERRED COMPENSATION PLAN FOR CORPORATE OFFICERS
Each participant in the 1991 Deferred Compensation Plan for Corporate Officers (“NQDC”) is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of cash compensation (salary and/or annual incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Intercontinental Exchange ten-year high quality bond index listed on the preceding December 15. For 2024, the interest rate was 5.273%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from the NQDC are made annually after separation from service. For amounts deferred prior to January 1, 2022, participants could select payment schedules for periods of one, three or five years. Beginning January 1, 2022, the payment schedule was changed to between two to ten years. Under IRC Section 409A, payments are subject to a minimum six-month delay after separation from service with the Company.
Executive officers who participate in the PCSU and RSU portions of the Company’s Long-Term Incentive Plan as described in the Long-Term Incentive section of the “Compensation Discussion and Analysis”, may make an irrevocable election under the NQDC to defer settlement of any such awards that vest until after their separation from service with the Company and certain RSUs granted in connection with election as an executive officer or other promotion events require such deferred settlement unless otherwise approved by the Committee. Deferred settlement may only occur at least six months after separation from service with the Company. At the time of deferral, prior to January 2022, officers could elect a payment schedule of one, two or three annual installments. Beginning January 1, 2022, the payment schedule was changed to between two to ten years. PCSUs and RSUs accrue dividend equivalents only after vesting, except that certain RSUs granted in connection with election as an executive officer or other promotion events generally do accrue dividend equivalents during the vesting period and prior to settlement, which are paid only after the shares are issued.
DC RESTORATION BENEFIT
In addition to an executive officer’s ability to elect deferral of salary, cash incentive, and equity awards under the NQDC, there is a nonqualified component of the Sonoco Retirement and Savings Plan, a tax-qualified defined
Sonoco 2025 Proxy Statement • 51

COMPENSATION DISCUSSION & ANALYSIS
contribution plan, that is considered deferred compensation (“DC Restoration Benefit”). The purpose of the DC Restoration Benefit is to compensate for benefits made unavailable under the Sonoco Retirement and Savings Plan because of pay and benefit limitations set by the IRC. Effective January 1, 2022, there are two types of Company contribution under the Sonoco Retirement and Savings Plan: 1) company match and 2) an annual nonelective retirement contribution. All NEOs participate in the DC Restoration Benefit. Generally, the terms and conditions of the DC Restoration Benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Sonoco Retirement and Savings Plan as described below:
•
Company Match—All NEOs are eligible to participate in the plan and receive a Company match contribution on compensation that would otherwise be limited by the IRC. All NEOs are fully vested in their Company match. Effective January 1, 2022, the company matching formula increased to 100% up to 6% of employee contributions.

•
The annual nonelective retirement contribution beginning January 1, 2022, is 4% of the employee’s cash earnings in excess of the Social Security wage base ($168,600 in 2024). The DC Restoration benefit allows for the restoration of the portion of the former Sonoco Retirement Contribution (i.e. “SRC”—paid through December 31, 2021) that was earned on eligible pay in excess of the annual Social Security wage base since the SRC was discontinued in favor of an enhanced matching contribution.

•
The Restoration matching benefit formula is applied to compensation that is limited by the IRC ($345,000 in 2024) under the qualified plan and the annual nonelective retirement contribution benefit as described above is applied to eligible earnings in excess of the annual Social Security wage base ($168,600 in 2024). 100% of these benefits are invested at the employee’s discretion in any of several available indexed funds. Participants are immediately vested in these benefits when contributed by the Company.

At separation from service or retirement, the participant may elect to receive benefits from the qualified Sonoco Retirement and Savings Plan under several different forms of payment as allowed by the IRC. The DC Restoration Benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of each of the following years. The DC Restoration Benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of each of the following years.
DC SERP
All NEOs participated in the DC SERP in 2024. The annual DC SERP contribution is equal to 10% of the prior year’s salary and earned incentive. 75% of the annual DC SERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. For 2024, the interest rate was 4.128%. The remaining 25% is issued in Sonoco deferred RSUs. The DC SERP benefit vests at age 55 with at least five years of service as an executive officer. Messrs. Coker, Harrell, and Fuller are fully vested in the DC SERP. Messrs. Dillard and Florence were not vested in the DC SERP benefit as of December 31, 2024. The deferred RSUs are fully vested but do not have voting rights. The deferred RSUs are credited with dividend equivalents, which are not paid out until settlement of the shares.
The vested DC SERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of each of the following years. The vested DC SERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of each of the following years.
For information about nonqualified deferred compensation related to defined benefit retirement benefits refer to the section “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” and the “2024 Pension Benefits” table.
TREATMENT OF NONQUALIFIED DEFERRED COMPENSATION UPON CERTAIN TERMINATIONS OR CHANGE IN CONTROL
The amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement, or any other termination of employment occurred on December 31, 2024, are set forth in column (f) of the “2024 Nonqualified Deferred Compensation” table. The DC SERP amounts in this table are forfeited upon separation from service unless vested. As of December 31, 2024, Messrs. Coker, Harrell, and Fuller have met the vesting requirements of the DC SERP and those amounts would be paid in the event of a termination, including death, disability or retirement. The method for determining benefits payable and payment arrangements for nonqualified deferred compensation are described in the narrative following the “2024 Nonqualified Deferred Compensation” table.
52 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
Potential Benefits Payable Upon Certain Separation Events
SONOCO CHANGE-IN-CONTROL PLAN (THE “CIC PLAN”)
On February 9, 2022, the Board of Directors adopted the CIC Plan to promote management continuity by providing selected employees with severance protection as an inducement to continue their employment in the event of a proposed change in control. The objective of the CIC Plan is to help ensure that, in the event of a possible change in control, participants are available to assist in evaluating such proposal, to advise management and the Board as to whether such proposal would be in the best interests of the Company and its shareholders, and to take such other actions as management or the Board deems appropriate and in the best interests of the Company and its shareholders.
Participants in the CIC Plan include the CEO, each corporate officer (including Messrs. Dillard, Fuller, Florence and Harrell) and any other individual designated as a participant by the Committee.
Under the CIC Plan, a participant is eligible to receive a lump sum cash payment and certain additional benefits in the event that the participant’s employment is terminated by the Company without “cause” or by the participant for “good reason” (each as defined in the CIC Plan) within 24 months following a change in control. The lump sum cash payment will be equal to the sum of (i) the participant’s award under the Company’s Performance-Based Annual Cash Incentive Plan or any successor plan (the “Annual Cash Plan”) for the year in which the termination occurs, calculated at the greater of target or actual performance and prorated through the date of such termination, plus (ii) the following amounts:
•
For the CEO, an amount equal to the CEO’s base salary plus any award under the Annual Cash Plan for the year in which the termination date occurs, calculated at target, multiplied by 2.5;

•
For other corporate officers who report directly to the CEO (including Messrs. Dillard, Fuller, and Florence), an amount equal to such officer’s base salary plus any award under the Annual Cash Plan for the year in which the termination date occurs, calculated at target, multiplied by 2.0; and

•
For any other participant (including Mr. Harrell), an amount equal to such participant’s base salary plus any award under the Annual Cash Plan for the year in which the termination date occurs, calculated at target, multiplied by 1.5.

The lump sum cash payment will generally be paid to the participant, less applicable withholdings, on or before the 60th day after the termination date. Such payment will be reduced by the aggregate amount of any other similar payments or benefits available to the participant as a result of such participant’s termination of employment.
In addition to the lump sum cash payment, each participant is eligible to receive the following benefits:
•
Continuation of benefits coverage under the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period of up to 18 months following the termination date;

•
Vesting of outstanding equity awards issued to the participant after the effective date of the CIC Plan in accordance with the provisions of the applicable equity award agreements (and described in the table below); and

•
Outplacement services in an amount not to exceed $25,000 to the extent such services are used by the participant within one year of his or her termination date.

SONOCO EXECUTIVE SEVERANCE PLAN (THE “SEVERANCE PLAN”)
On October 18, 2022, the Board of Directors adopted an Executive Officer Severance Plan (the “Severance Plan”) upon the recommendation of the Committee to further attract and retain key personnel by providing select employees of the Company with certain severance payments and benefits in the event of a qualifying termination of employment.
Participants in the Severance Plan include the CEO, and each corporate officer (including Messrs. Dillard, Fuller, Florence, and Harrell) and any other individual designated as a participant by the Committee.
Sonoco 2025 Proxy Statement • 53

COMPENSATION DISCUSSION & ANALYSIS
Pursuant to the terms of the Severance Plan, in the event a participant incurs a termination of service by the Company without “cause” or resigns from employment for “good reason” (each as defined in the Severance Plan), the participant will be entitled to receive:
•
A cash amount equal to the participant’s base salary multiplied by 1.0 (or in the case of the Company’s CEO, multiplied by 2.0), payable as salary continuation over the one- or two-year period, as applicable, following the termination date;

•
Participant’s bonus under the Company’s Annual Cash Plan for the year in which the termination occurs, based on actual performance and pro-rated to reflect any partial year of employment;

•
Continuation of life insurance coverage at the active employee rate for six months following the termination date, and continuation of all other benefits under the Company’s benefit plans at active employee rates for 12 months following the termination date, to the extent permitted under the applicable Company plans and COBRA;

•
Outplacement services with value up to $25,000, to the extent utilized by the participant within one year of his or her termination date.

In addition, the participant’s time-based and certain performance-based equity awards that would have vested in the 12 months following his or her termination date, had the participant continued in service, will continue to vest and become exercisable and payable, as applicable, on the regularly scheduled vesting date or, in certain circumstances, on March 15 of the year following the year of termination, and subject to the achievement of applicable performance goals at the end of the three-year performance period.
The foregoing severance payments and benefits under the CIC Plan and the Severance Plan are subject to the participant’s timely execution and non-revocation of a general release of claims and continued compliance with certain restrictive covenants. In addition, these payments and benefits are subject to a “best net after-tax” provision in the event that the benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the U.S. Internal Revenue Code.
The Severance Plan does not modify the rights of any employee with respect to the Company’s CIC Plan. To the extent any amounts become payable to a participant under the CIC Plan, the CIC Plan and not the Severance Plan will govern the severance payments and benefits applicable to such participant.
CFO Transition
On January 3, 2025, Mr. Dillard separated from his position with the Company as Chief Financial Officer. Since the Board determined this to be a termination without “cause” as defined under the Company’s Severance Plan, Mr. Dillard became eligible to receive treatment under such plan. In particular, Mr. Dillard will receive continued monthly salary and vesting of his time and performance-based equity awards for a period of 12 months following his separation date, subject to actual achievement (as applicable). All other outstanding unvested PCSUs, RSUs, and DC SERP that had been scheduled to vest after January 2, 2026, would be forfeited.
In addition, Mr. Dillard will continue to receive Company-paid term life insurance coverage until July 3, 2025, and Company reimbursement of active employee rates paid by Mr. Dillard for coverage under the Company’s group health plan for Mr. Dillard and his dependents for up to 12 months following his separation date. Upon his separation, Mr. Dillard also became entitled to the benefits under the Company’s nonqualified deferred compensation plans under the terms and on the payment schedules of the plans as discussed under “2024 Nonqualified Deferred Compensation”. Mr. Dillard’s receipt of the foregoing payments and benefits were subject to Mr. Dillard’s execution of a general release of claims and remain subject to his continued compliance with certain restrictive covenants.
54 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
This section will detail the NEO treatment of compensation and benefits in certain cases of separation.
	Voluntary(1) or Involuntary for Cause	Retirement(2)	Involuntary Not for Cause	Qualifying Termination in connection with Change-in- Control(3)	Death or Disability
Cash Severance	Not eligible	Not eligible	CEO: 2 times Base Salary Other NEOs: 1 times Base Salary	CEO: 2.5 times (Base Salary + Target Incentive) Officers reporting to the CEO: 2.0 times (Base Salary + Target Incentive) All other Officers: 1.5 times (Base Salary + Target Incentive)	Not eligible
Performance-based Annual Cash Incentive	Not eligible	Calculated at actual performance and prorated through the termination of employment	Calculated at actual performance and prorated through the termination of employment	Greater of Target or actual performance, and prorated through the termination of employment	Calculated at actual performance and prorated through the separation of employment
PCSUs—60% award	Forfeit unvested shares	Vested shares determined by performance at end of performance period and are prorated based on period of employment during performance period	Continued vesting, as if employment had continued for a period of 12 months following the termination date. Vested shares determined by performance at end of performance period.
Assumed PCSUs are deemed achieved at the greater of target or actual performance as of the effective time of the CIC. PCSUs will continue to vest through the remainder of the performance period based solely on continued service only. Accelerated vesting upon a qualifying termination.
Vested shares determined by performance at end of performance period and are prorated based on period of employment during performance period
RSUs—40% award	Forfeit unvested shares	Prorated vesting based on period of employment in the year of retirement	Continued vesting, as if employment had continued for a period of 12 months following the termination date.	Immediate vesting upon termination	Immediate vesting upon death or disability
RSUs—special grant	Forfeit unvested shares	Forfeit unvested shares	Continued vesting, as if employment had continued for a period of 12 months following the termination date.	Vests on a prorated basis through the termination of employment	Vests on a prorated basis through the death or disability, subject to approval by the Executive Compensation Committee
Sonoco 2025 Proxy Statement • 55

COMPENSATION DISCUSSION & ANALYSIS
	Voluntary(1) or Involuntary for Cause	Retirement(2)	Involuntary Not for Cause	Qualifying Termination in connection with Change-in- Control(3)	Death or Disability
Health and Welfare Benefits	Not eligible	Not eligible	Eligible for up to 12 months of continued benefits at the employee rates	Eligible for up to 18 months of COBRA continued benefits
Disability: Coverage is continued for up to 12 months, then the employee and dependents are eligible to enroll in COBRA benefit continuation for up to 18 months
Death: Any enrolled dependents are eligible to enroll in COBRA benefit continuation for up to 18 months

Executive Life Insurance	Voluntary: Company-paid coverage will continue to be provided post-employment for a period of six months Involuntary for Cause: Company-paid coverage will cease upon termination	Company-paid coverage will continue to be provided post-employment for a period of six months	Company-paid coverage will continue to be provided post-employment for a period of six months	Company-paid coverage will continue to be provided post-employment for a period of six months	Company-paid coverage will continue to be provided for a period of six months after the Disability period
Outplacement Services	Not eligible	Not eligible	Eligible for outplacement services, in an amount not to exceed $25,000	Eligible for outplacement services, in an amount not to exceed $25,000	Not eligible

(1)
Not Retirement eligible

(2)
Retirement is defined as age 60 or older with a minimum of 5 Years of Service

(3)
Accelerated vesting triggered by a not for cause termination or a good reason resignation within 2 years from of a Change-in-Control, or a failure of any successor entity to assume outstanding equity awards. Awards will be settled in compliance with Section 409A. A Change-in-Control is defined as “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” each Company, within the meaning of IRC Section 409A, including the events specified in the plan as interpreted under Section IRC 409A.

The following table and footnotes describe the potential payments to the NEOs if certain separation events had occurred as of December 31, 2024, including a change in control of the Company. Values of PCSUs and RSUs are based on the closing price of Sonoco stock of $48.85 on December 31, 2024.
This table does not include:
•
Compensation or benefits previously earned by the NEOs or equity awards that are fully vested;

•
The value of pension benefits that are disclosed in the “2024 Pension Benefits” table; or

•
The amounts payable under deferred compensation plans that are disclosed in the “2024 Nonqualified Deferred Compensation Plan” table.
56 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
Name	For Cause Termination ($)	Voluntary Termination / Retirement ($)	Involuntary Termination— Not for Cause / Resignation for Good Reason ($)	Termination following a Change-in-Control ($)	Disability ($)	Death ($)
R. Howard Coker
Cash Severance	0	0	$2,496,312	$7,020,878	0	0
Unvested PCSUs(1)	0	$3,732,139	4,938,089	7,564,764	$3,732,139	$3,732,139
Unvested RSUs(2)	0	2,089,160	4,397,633	6,843,520	6,843,520	6,843,520
Company pay healthcare premiums	0	0	13,249	0	0	0
Executive Life Insurance Plan Lump Sum(3)	0	8,437	8,437	0	0	3,500,000
Robert R. Dillard(4)
Cash Severance	0	0	718,068	2,656,852	0	0
Unvested PCSUs(1)	0	0	798,795	1,958,690	920,110	920,110
Unvested RSUs(2)	0	0	506,926	1,434,583	1,434,583	1,434,583
Company pay healthcare premiums	0	0	18,269	0	0	0
Executive Life Insurance Plan Lump Sum(3)	0	2,643	2,643	0	0	1,750,000
Rodger D. Fuller
Cash Severance	0	0	784,884	2,943,315	0	0
Unvested PCSUs(1)	0	1,097,712	1,452,414	2,224,971	1,097,712	1,097,712
Unvested RSUs(2)	0	619,033	702,023	1,435,506	1,435,506	1,435,506
Company pay healthcare premiums	0	0	13,249	0	0	0
Executive Life Insurance Plan Lump Sum(3)	0	3,811	3,811	0	0	2,000,000
John M. Florence, Jr.
Cash Severance	0	0	584,436	1,987,082	0	0
Unvested PCSUs(1)	0	0	532,563	1,112,510	548,872	548,872
Unvested RSUs(2)	0	0	360,318	727,132	727,132	727,132
Company pay healthcare premiums	0	0	18,269	0	0	-0-
Executive Life Insurance Plan Lump Sum(3)	0	1,750	1,750	0	0	1,250,000
James A. Harrell, III
Cash Severance	0	0	631,908	1,658,759	0	0
Unvested PCSUs(1)	0	425,378	562,830	862,203	425,378	425,378
Unvested RSUs(2)	0	243,520	276,100	560,358	560,358	560,358
Company pay healthcare premiums	0	0	13,249	0	0	0
Executive Life Insurance Plan Lump Sum(3)	0	3,856	3,856	0	0	1,750,000

(1)
If a participant is terminated without “Cause” or resigns for “Good Reason” not in connection with a change in control, PCSCUS that would have vested in the 12 months following the termination date, had the participant continued in service, will continue to vest on the regularly scheduled vesting date or, in certain circumstances, on March 15 of the year following the year of termination, and subject to the achievement of applicable performance goals at the end of the three-year performance period. In the event of a change in control, PCSUs will be deemed achieved at the greater of actual or target achievement and subject to service-based vesting. If equity awards are not assumed, or a participant experiences an involuntary termination without “Cause” or resignation for “Good Reason” within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, the PCSUs will become fully vested. If the participant separates from service as a result of death, disability, or retirement during the performance period, the participant will be entitled to a settlement of PCSUs that vest at the end of the three-year performance period on a pro rata basis equal to the time employed. Retirement is defined as age 60 or older with a minimum of 5 years of service.

Sonoco 2025 Proxy Statement • 57

COMPENSATION DISCUSSION & ANALYSIS
(2)
If a participant is terminated without “Cause” or resigns for “Good Reason” not in connection with a change in control, the RSUs that would have vested in the 12 months following the termination date, had the participant continued in service, will continue to vest on the regularly scheduled vesting date or, in certain circumstances, on March 15 of the year following the year of termination. If equity awards are not assumed, or a participant experiences an involuntary termination without “Cause” or resignation for “Good Reason” within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, the RSUs will become fully vested; provided that For Mr. Coker the portion of his unvested RSUs associated with awards granted upon becoming the Chief Executive Officer would vest on a pro rata basis in the event of a qualifying termination in connection with a change in control and would vest on a pro rata basis upon death or disability subject to approval of the Committee. Unvested RSUs that comprise 40% of the NEOs annual LTI grant would vest on a pro-rata basis in cases of retirement, provided NEO is age 60 or older with a minimum of 5 years of service. The retirement provision does not apply to Special RSU grants, as they would be forfeited absent Committee approval.

(3)
Premiums paid by the Company on behalf of officers for executive term life insurance policies, as described in “Compensation Discussion and Analysis,” will be continued for 6 months post-employment.

(4)
Effective January 3, 2025, Mr. Dillard separated from his position as Chief Financial Officer of the Company. For a description of the severance benefits payable to Mr. Dillard, please see the section entitled “—CFO Transition” above.

PAY RATIO
As required by the Dodd-Frank Wall Street Reform and Protection Act and regulations of the Securities and Exchange Commission, Sonoco is providing the following information about the relationship of the median of the annual total compensation of all Sonoco employees except the CEO, and the annual total compensation of the CEO. Using an analytical and statistical sampling, the median employee for the total global employee population of 27,871 as of December 31, 2024 was determined. To identify the median employee, “base pay” was used as a consistently applied compensation measure. To determine estimated median base pay, recorded base salary for salaried employees and annual base pay for hourly employees was established by multiplying each employee’s hourly rate by their scheduled hourly work week. A valid statistical sampling approach was utilized to identify employees who were expected to be paid within a +/- 5% range of that value. From this group an employee who was reasonably representative of the median employee was selected. Mr. Coker’s total compensation for purposes of the pay ratio calculation was $10,121,997. For 2024, the ratio of CEO pay to median employee pay is 160:1. The median employee’s Summary Compensation Table total compensation was $63,079 after including $14,195 in employer-provided health and welfare benefits and $2,763 retirement contributions for the median employee. An amount of $14,195 in employer-provided health and welfare benefits for the CEO was included in the ratio calculation, which is not included in the Summary Compensation Table.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”
The following table shows the past five fiscal years’ total compensation for our Principal Executive Officer (PEO) and Named Executive Officers (NEOs) as set forth in the “Summary Compensation Table,” the compensation actually paid to our NEOs, the company’s total shareholder return (TSR), the combined TSR of our selected peer group, our Net Income, and our Adjusted EBITDA.
58 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Year	Summary Compensation Table Total for First PEO(1)	Summary Compensation Table Total for Second PEO(2)	Compensation actually paid to First PEO(3)(4)	Compensation actually paid to Second PEO(2)(4)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation actually paid for Non-CEO NEOs(3)	Value of initial Fixed $100 Investment based on:		Net Income (000s)	Adjusted EBITDA(7) (000s)
							TSR(5)	Peer Group TSR(6)
2024	$10,107,802		$7,899,237		$2,864,523	$2,438,687	93.63	136.68	$163,940	$1,032,335
2023	8,538,593		4,755,985		2,178,332	1,898,091	103.03	118.91	474,901	1,049,857
2022	9,794,049		16,284,414		2,725,992	3,254,066	108.05	110.49	466,980	1,147,809
2021	6,618,454		9,843,147		2,476,273	3,575,707	99.75	134.41	(82,711)	758,033
2020	6,815,923	$1,934,105	5,088,280	$(2,271,154)	2,530,532	1,557,308	99.24	121.14	207,241	789,735
(1)
The first PEO is Mr. Coker who was appointed as CEO effective February 1, 2020.

(2)
The second PEO is Mr. Tiede, who retired as the Company’s CEO effective February 1, 2020.

(3)
The Other NEO’s for each applicable year are:

Year	Non-CEO NEOs
2024	Robert R. Dillard, Rodger D. Fuller, John M. Florence, Jr., James A. Harrell, III
2023	Robert R. Dillard, Rodger D. Fuller, John M. Florence, Jr., James A. Harrell, III
2022	Robert R. Dillard, Rodger D. Fuller, John M. Florence, Jr., James A. Harrell, III, Julie C. Albrecht
2021	Julie C. Albrecht, Rodger D. Fuller, John M. Florence, Jr., Jeffrey S. Tomaszewski
2020	Julie C. Albrecht, Rodger D. Fuller, John M. Florence, Jr., James A. Harrell, III

(4)
The SEC rules require that certain adjustments be made to the Summary Compensation Table totals to determine compensation actually paid, as reported in the Pay versus Performance table above. The following table details the applicable adjustments that were made to determine compensation actually paid:

Year	Executive	Reported Summary Compensation Table Total	Reported Value of Equity Awards	Reported Change in the Actuarial Present Value of Pension Benefits	Pension Benefit Adjustments	Year End Fair Value of Equity Awards granted that are unvested in the year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Compensation actually paid
2024	First PEO	$10,107,802	($6,829,915)	0	0	$5,100,276	$87,804	$29,844	($670,572)	0	$73,998	$7,899,237
	Avg NEO	2,864,523	(1,459,863)	0	0	1,082,898	43,552	8,475	(112,060)	0	11,162	2,438,687
2023	First PEO	8,538,593	(6,876,983)	0	0	3,929,476	(725,784)	76,924	(263,750)	0	77,508	4,755,985
	Avg NEO	2,178,332	(1,350,697)	0	0	763,944	(82,854)	17,671	368,713	0	2,982	1,898,091
2022	First PEO	9,794,049	(6,205,527)	0	0	10,779,310	581,110	55,444	1,205,478	0	74,552	16,284,414
	Avg NEO	2,725,992	(1,256,896)	0	0	1,845,761	144,056	18,035	484,261	(708,330)	1,186	3,254,066
2021	First PEO	6,618,454	(4,038,338)	0	0	6,190,510	996,078	38,276	(22,559)	0	60,727	9,843,147
	Avg NEO	2,476,273	(1,141,733)	0	0	1,731,454	506,431	7,286	(8,536)	0	4,531	3,575,707
2020	First PEO	6,815,923	(4,020,436)	(1,018,274)	0	3,636,584	(196,412)	20,306	(216,127)	0	66,716	5,088,280
	Second PEO	1,934,105	(42,259)	0	0	(173,277)	42,259	(893,944)	(3,138,038)	0	0	(2,271,154)
	Avg NEO	2,530,532	(963,934)	(506,939)	0	734,432	(116,406)	5,077	(126,593)	0	1,138	1,557,308
(5)
The amounts reported in this column reflect the cumulative total stockholder return on our common stock for each of the last five fiscal years ended December 31, 2024, assuming an investment of $100 on December 31, 2020, and the reinvestment of any dividends.

(6)
The peer group used in this disclosure, the Dow Jones Container and Packaging Index, is the same peer group used in the Stock Performance Graph in Part II, Item 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

(7)
Adjusted EBITDA is a non-GAAP financial measure which begins with Adjusted operating profit, which excludes tax and interest and then adds back deductions for the cost of depreciation and amortization, adjusted for unbudgeted EBITDA related to acquisitions and divestitures in a given year. Adjusted operating profit and Adjusted EBITDA are non-GAAP financial measures. A reconciliation on how Adjusted operating profit was calculated is provided in Appendix 1.

Sonoco 2025 Proxy Statement • 59

COMPENSATION DISCUSSION & ANALYSIS
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” Adjusted EBITDA is one of the key metrics used to determine payout under the Company’s Performance-based Annual Cash Incentive program.
Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both the long-term and short-term incentive awards are selected based on an objective of incentivizing the NEOs to increase shareholder value. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•
Adjusted EBITDA;

•
Adjusted EPS;

•
Return on Invested Capital (ROIC); and

•
Operating Cash Flow.

ANALYSIS OF THE INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
CUMULATIVE TSR OF THE COMPANY VERSUS THE PEER GROUP
As shown in the graph below, the Company’s cumulative TSR over the five-year period presented in the table was -6.37%, while the cumulative TSR of the peer group presented for this purpose, the Dow Jones Container and Packaging Index, was 36.68% over the five years presented in the table.
COMPANY TSR VERSUS PEER GROUP

60 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION ACTUALLY PAID VERSUS CUMULATIVE TSR
As shown in the graph below, the CEO’s compensation actually paid (CAP) and the other NEOs’ average (CAP) amounts align with the Company’s cumulative TSR over the five years presented in the table.
The relative alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Mr. Coker and to the other NEOs is comprised of equity awards. As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company targets approximately 72% of Mr. Coker’s and 55% of the other NEO’s total target compensation awarded to be comprised of equity awards, including restricted stock units and performance-based restricted stock units.
COMPENSATION ACTUAL PAID VS. COMPANY TSR

The CAP for Mr. Tiede, the former CEO, who retired in February 2020, has been excluded from this graph.
COMPENSATION ACTUALLY PAID VERSUS NET INCOME
As shown in the graph below, the amount of compensation actually paid to Mr. Coker and the average amount of compensation actually paid to the Company’s other NEOs as a group is generally aligned with the Company’s net income growth in the years 2020 and 2024. The Net Loss in 2021 is largely attributable to one-time pension settlement charges of $538.7 million being recognized in 2021. While the Company does not use net income as a performance measure in the overall executive compensation program, the measure of net income is correlated with the measure of Adjusted EBITDA, which the Company uses when setting goals for the Company’s Performance-based Annual Cash Incentive program.
COMPENSATION PAID VS. NET INCOME
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company targets that approximately 16% and 20% of the value of total compensation awarded to Mr. Coker and the other NEOs, respectively, consists of amounts determined under the Company Performance-based Annual Cash Incentive program. The CAP for Mr. Tiede, the former CEO, who retired in February 2020, has been excluded from this graph.

COMPENSATION ACTUALLY PAID VERSUS ADJUSTED EBITDA
As shown in the graph below, the amount of compensation actually paid to Mr. Coker and the average amount of compensation actually paid to the Company’s other NEOs as a group is generally aligned with the Company’s Adjusted EBITDA over the five years presented in the table. As described above, Adjusted EBITDA, which begins with Adjusted operating profit (“Adjusted operating profit”), which excludes tax and interest and then adds back deductions for the cost of depreciation and amortization, adjusted for unbudgeted EBITDA related to acquisitions and divestitures in a given year. Information on how Adjusted Operating Profit is calculated can be found in the section “Executive Compensation—Compensation Discussion and Analysis” in Appendix 1. While the Company uses numerous financial performance measures for the purpose of evaluating performance, the Company has determined that Adjusted EBITDA is one of the metrics which best represents the Company’s success.
Sonoco 2025 Proxy Statement • 61

COMPENSATION DISCUSSION & ANALYSIS
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company targets that approximately 16% and 20% of the value of total compensation awarded to Mr. Coker and the other NEOs, respectively, consists of amounts determined under the Company Performance-based Annual Cash Incentive program. The decrease in Adjusted EBITDA in 2021 was primarily driven by the divestiture of the Display and Packaging business. Adjusted EBITDA was negatively impacted by lower overall volumes and unfavorable metal price overlap. This was partially offset by favorable productivity and acquisitions.
COMPENSATION PAID VS. ADJUSTED EBITDA

The CAP for Mr. Tiede, the former CEO, who retired in February 2020, has been excluded from this graph.
SUMMARY COMPENSATION TABLE VERSUS COMPENSATION ACTUALLY PAID
The graphs below provide a comparison of the compensation reported in the Summary Compensation Table versus compensation actually paid to Mr. Coker and average compensation actually paid to the Company’s other NEOs. The compensation for Mr. Tiede, the former CEO who retired in February 2020, has been excluded from this graph.
Sonoco believes that it is important to provide a graphic comparison that shows the different components that factor into the calculations. The compensation reported in the Summary Compensation Table is based on the grant date value of equity awards granted during the applicable year and the compensation actually paid as reported in the Pay for Performance tables is based on the fair value of equity awards granted during the applicable year and valued at year end, plus the change in value of previously granted as of year-end (or the vesting date, if earlier). In essence, the compensation actually paid reflects the fair value of all or portions of five years’ worth of equity awards as of specified valuation dates, while the compensation reported in Summary Compensation Table is based solely on the equity awards granted in 2024, all of which are valued based on the fair value as determined on the date of grant.
CEO: SUMMARY COMPENSATION TABLE VS. COMPENSATION ACTUALLY PAID
62 • Sonoco 2025 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
AVERAGE NON-CEO NEOs: SUMMARY COMPENSATION TABLE VS. COMPENSATION ACTUALLY PAID
Sonoco 2025 Proxy Statement • 63

PROPOSAL 3
PROPOSAL 3	The Board of Directors recommends that you vote FOR the compensation of Sonoco’s named executive officers.
ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION
The Company’s executive compensation programs are designed to attract, retain, and reward executives whose contributions support the Company’s long-term success by linking Company performance to executive compensation. These programs have been designed to encourage alignment of management’s actions with shareholder interests. Section 14A of the Exchange Act requires that the shareholders be given the opportunity to vote on a separate advisory (non-binding) resolution to approve the compensation of named executive officers, as described in the “Executive Compensation” section. In response to the 2023 shareholder vote for an annual vote frequency, the practice of holding this vote annually will remain in effect at least until the next such shareholder advisory vote on frequency, which will be held in 2029. Although the annual vote on the compensation of the named executive officers is an advisory (non-binding) vote, as it has in previous years, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. See “Executive Compensation—Compensation Discussion and Analysis—Sonoco’s Goals Regarding Executive Compensation—Say on Pay Support”.
Your vote on this proposal is advisory, and therefore not binding on the Company or the Board of Directors and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors. Nevertheless, the Board of Directors and the Executive Compensation Committee value the opinions of Sonoco’s shareholders and view this vote as one of the modes of communication with shareholders. As in prior years, the Board of Directors and the Executive Compensation Committee will review and consider the outcome of this vote in determining future compensation arrangements.
“RESOLVED, that, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”
64 • Sonoco 2025 Proxy Statement

PROPOSAL 4	The Board of Directors recommends that you vote AGAINST the advisory (non-binding) shareholder proposal regarding transparency in political spending.
ADVISORY (NON-BINDING) SHAREHOLDER PROPOSAL REGARDING TRANSPARENCY IN POLITICAL SPENDING
Sonoco has been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated that he is a beneficial owner of 70 shares of Sonoco’s common stock, intends to submit the following proposal at the Annual Meeting. The below text and graphic were provided by Mr. Chevedden for inclusion in this Proxy Statement.
In accordance with the proxy regulations of the SEC, the shareholder proposal and the accompanying supporting statement are included exactly as submitted to the Company by the proponent of the proposal. The Company is not responsible for the content of this shareholder proposal or its supporting statement.
Proposal 4—Transparency in Political Spending
Resolved, shareholders request that the Company provide a report, updated semiannually, disclosing the Company’s:
1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.
Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and
b. The title(s) of the person(s) in the Company responsible for decision-making.
The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.
Supporting Statement
Long-term Sonoco shareholders support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.
A company’s reputation, value, and bottom line can be adversely impacted by political spending. The risk is especially serious when giving to trade associations, Super PACs, 527 committees, and “social welfare” organizations—groups that routinely pass money to or spend on behalf of candidates and political causes that a company might not otherwise wish to support.
A recent poll of retail shareholders by Mason-Dixon Polling & Research found that 83% of respondents said they would have more confidence investing in corporations that have adopted reforms that provide for transparency and accountability in political spending.
This proposal asks Sonoco to disclose all of its electoral spending, including payments to trade associations and 501(c)(4) social welfare organizations, which may be used for electoral purposes-and are otherwise undisclosed. This would bring our Company in line with a growing number of leading companies, including Celanese Corp., PPG Industries Inc., and International Paper Co., which present this information on their websites.
Sonoco 2025 Proxy Statement • 65

PROPOSAL 4
Without knowing the recipients of our company’s political dollars Sonoco Directors and shareholders cannot sufficiently assess whether our company’s election-related spending aligns or conflicts with its policies on climate change and sustainability, or other areas of concern. Improved Sonoco political spending disclosure will protect the reputation of Sonoco and preserve shareholder value.

STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL
The Board unanimously recommends that shareholders vote AGAINST this proposal.
Sonoco’s shareholders already spoke on this issue when they rejected an identical proposal at the 2024 Annual Meeting of Shareholders. The Board carefully considered this proposal and reviewed its shareholder engagement feedback from the last few years and there is no indication that a majority of shareholders support the proposal; in fact, no shareholder has raised the issue in the course of shareholder engagement meetings. As a result, the Board concluded that the proposal is not in the best interests of the Company or its shareholders. In light of Sonoco’s existing policies and procedures restricting political contributions and lack of political activity, the Board believes the reporting requested by this proposal would impose extra costs on Sonoco without delivering any benefit to shareholders—as reflected by shareholders’ rejection of this proposal last year.
SONOCO HAS LONG-STANDING POLICIES AND PROCEDURES GOVERNING POLITICAL ACTIVITY AND CONTRIBUTIONS
Sonoco’s robust policies and procedures, which are disclosed on its website, underscore its commitment to transparency and accountability in its activities. Sonoco does not engage in political activity and addresses political contributions and engagement in political activities in its publicly available policies.
As outlined in the “Awards, Certifications & Memberships” section of Sonoco’s website, Sonoco maintains strong policies and procedures that restrict individuals from involving Sonoco in political activities. The Company’s Code of Business Conduct and Ethics, which applies to all Sonoco employees, officers, and directors and is publicly available on the investor relations section of Sonoco’s website, prohibits personnel from engaging in political activities during company time or using Sonoco resources for political purposes. The Code of Business Conduct and Ethics also prohibits reimbursement for personal political activity and prohibits employees from contacting or lobbying lawmakers on Sonoco’s behalf or for Sonoco’s interests without obtaining explicit advance approval from the Company’s Legal & Compliance Office. In addition, Sonoco’s Anti-Bribery and Foreign Corrupt Practices Act Policy, which is also publicly available on the investor relations section of Sonoco’s website, prohibits making political contributions through or on behalf of Sonoco without the prior authorization of Sonoco’s Legal & Compliance Office. Finally, the Board provides robust oversight through its Employee and Public Responsibility Committee, which is charged with oversight of public policy issues or significant political and social changes that may affect the Company, including political and government affairs and policies.
SONOCO DOES NOT ENGAGE IN DIRECT OR INDIRECT POLITICAL ACTIVITY
Beyond its strong policies and procedures, Sonoco does not engage in political activity. In line with its long-standing practice, Sonoco:
•
does not make any monetary or non-monetary contributions or expenditures to any candidate for U.S. federal, state, local, or foreign public office or to influence any election or referendum;

•
does not direct corporate funds to political parties or other political organizations (i.e., organizations organized under Section 527 of the Internal Revenue Code);

•
does not make independent expenditures for communications in support of, or in opposition to, political candidates or referendums to 501(c)(4) social welfare organizations or otherwise (such as through electioneering communications or other corporate independent expenditures); and

•
does not maintain a Company-sponsored political action committee or contribute to any political action committees.

As noted above, Sonoco does not make expenditures to 501(c)(4) or other organizations for communications in support of, or in opposition to, political candidates or referendums. This long-standing practice applies equally to all organizations with which Sonoco engages, including the independent industry organizations identified in the “Awards, Certifications & Memberships” section of Sonoco’s website. Sonoco does not seek to influence elections or referendums through its membership in industry trade groups and does not make expenditures to
66 • Sonoco 2025 Proxy Statement

PROPOSAL 4
any such groups for political purposes. Sonoco participates in these independent organizations for important non-political reasons only, including to keep informed of and be able to provide input on developments, trends and policy issues in its industry and those important to it as a global company and employer. Sonoco does not control these independent industry associations, whose members often have divergent views and interests. Sonoco’s participation in industry associations only reflects its commitment to participate in industry-relevant dialogue, and its contributions to such organizations, which are limited, are intended to be used only for non-political purposes.
Because Sonoco does not engage in direct or indirect political activity, the Board believes the reporting requested by this proposal would not improve transparency or accountability or otherwise benefit Sonoco shareholders.
SONOCO SHAREHOLDERS DO NOT SUPPORT THIS PROPOSAL
The Board believes Sonoco shareholders share this view and do not support this proposal. In addition to considering shareholders’ rejection of this proposal in 2024, the Board has considered feedback received during the Company’s engagement with shareholders. Sonoco routinely engages with its shareholders to better understand their views on corporate governance and responsibility matters. In the 2024 fiscal year and thus far in the 2025 fiscal year, Sonoco conducted outreach with shareholders representing more than 50% of the outstanding common stock, and such shareholders did not raise any concerns regarding Sonoco’s existing political activity oversight and disclosure policies and practices during such meetings.
Because Sonoco does not engage in political activity and is already transparent with respect to its participation in industry organizations, the Board believes this proposal would not provide any meaningful additional information or improve the Company’s accountability to shareholders—as demonstrated by shareholders’ lack of support for an identical proposal in 2024. For this reason, the Board believes the additional costs and administrative burden associated with the reporting requested by this proposal would not constitute an appropriate allocation of Sonoco’s resources.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.
Sonoco 2025 Proxy Statement • 67

INFORMATION CONCERNING
THE SOLICITATION
These proxy materials are provided in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting to be held on Wednesday, April 16, 2025, at 11:00 a.m. (Eastern Time) at Watson Theater, Coker University, 104 Campus Drive, Hartsville, SC, and at any adjournment or postponement of the meeting. The proxy materials are first being mailed on or about March 14, 2025.
Date and Time	Place	Record Date	Live Audio Cast and Replay
Wednesday, April 16, 2025 11:00 a.m. Eastern Time	Watson Theater, Coker University 104 Campus Drive Hartsville, South Carolina	February 26, 2025 at close of business	investor.sonoco.com
If you wish to attend the meeting in person, you may obtain directions to Sonoco’s office on the website at sonoco.com. The site of the Annual Meeting is only a short distance from the Sonoco office and directions from the office to the Annual Meeting site may be obtained at the reception desk.
HOW WILL A QUORUM BE ESTABLISHED?
The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank, or nominee who holds shares in street name for a beneficial owner attends the meeting in person, or by proxy, but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.
WHO MAY VOTE?
You will only be entitled to vote at the Annual Meeting if Sonoco’s records show that you were a record shareholder at the close of business on February 26, 2025. At the close of business on February 26, 2025, a total of 98,624,785 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote.
HOW DO I VOTE SHARES HELD DIRECTLY?
If you hold your shares in your own name as a record shareholder through the transfer agent, Continental Stock Transfer and Trust, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options:
Telephone	Internet	Mail

•
You may vote by telephone (if you live in the United States) using the toll-free number shown on your proxy card.
•
You must have a touch-tone telephone to use this option.
•
Telephone voting is available 24 hours a day, seven days a week.
•
Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•
You may vote through the Internet. The website for Internet voting is shown on your proxy card.
•
Internet voting is available 24 hours a day, seven days a week.
•
When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded.
• If you choose to vote by mail, please mark the enclosed proxy card, sign and date it, and return it in the enclosed postage-paid envelope.
68 • Sonoco 2025 Proxy Statement

INFORMATION CONCERNING THE SOLICITATION
If you vote by telephone or through the Internet, please DO NOT return your proxy card. Votes must be received by 7 pm (EDT) on April 15, 2025.
HOW DO I VOTE SHARES HELD IN STREET NAME BY A BROKER, BANK, OR OTHER NOMINEE?
If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your broker, bank, or other nominee.
For matters that are considered “routine” in nature, brokers have discretionary authority to vote on behalf of the shareholder. The only routine proposal for consideration at the Annual Meeting is Proposal 2, the ratification of the independent registered public accounting firm. Brokers may vote on this matter even if you have not provided voting instructions.
Your broker, bank, or other nominee is not permitted to vote on Proposal 1 or Proposals 3 and 4 unless you provide voting instructions. Therefore, if you hold your shares in street name and do not return a voting instruction form, or if you return a voting instruction form but do not indicate how you want your broker, bank, or other nominee to vote on any of these matters, a broker non-vote will occur with respect to such matters.
If you wish to vote at the meeting and your shares are held in street name by a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting and present it to the Secretary of the Company at the meeting.
IF I DO NOT MARK MY PROXY CARD, HOW WILL SHARES BE VOTED?
If you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares according to the recommendations of the Board of Directors:
Items of Business		Board Recommendation	See Page
1	Proposal 1—Election of 12 Directors	FOR all nominees for director	5
2	Proposal 2—Ratification of Independent Registered Public Accounting Firm	FOR	26
3	Proposal 3—Advisory (Non-binding) Vote on Executive Compensation	FOR	64
4	Proposal 4—Advisory (Non-binding) Shareholder Proposal Regarding Transparency in Political Spending	AGAINST	66
The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.
HOW DO I REVOKE MY PROXY?
You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:
•
by giving notice of revocation at the Annual Meeting;

•
by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 US, written instructions revoking your proxy; or

•
by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.
If your shares are held in street name by a broker, bank, or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank, or other nominee who holds your shares.
Sonoco 2025 Proxy Statement • 69

INFORMATION CONCERNING THE SOLICITATION
HOW VOTES WILL BE COUNTED?
Proposals		Voting Requirements	Effect of Abstentions and Broker Non-Votes
1	Election of 12 directors	As this is an uncontested director election, each director will be elected if the votes cast in favor of the director exceed the votes cast against the director. Cumulative voting is not permitted.	Abstentions or shares that are not voted (including broker non- votes) will have no effect on the outcome of the matter.
2	Ratification of independent registered public accounting firm	The ratification of the independent registered public accounting firm will be approved if the votes cast in favor exceed the votes cast against the matter. Cumulative voting is not permitted.
Abstentions or shares that are not voted will have no effect on the outcome of the matter. There will be no broker non-votes on this matter. This matter is considered “routine,” and if you hold your shares in street name, your broker may vote on this matter even if you have not provided voting instructions.

3	Advisory (non-binding) vote to approve executive compensation
The vote on the advisory (non-binding) resolution to approve executive compensation will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. However, the vote is non-binding on Sonoco and the Board of Directors. Cumulative voting is not permitted.
Abstentions or shares that are not voted (including broker non- votes) will have no effect on the outcome of the matter.
4	Advisory (non-binding) shareholder proposal regarding transparency in political spending
The vote on the advisory (non-binding) shareholder proposal will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Because the proposal is non-binding, its effect will be to inform the Board of Directors of the preferences of shareholders casting votes on the proposal. Cumulative voting is not permitted.
Abstentions or shares that are not voted (including broker non- votes) will have no effect on the outcome of the matter.
Other Matters
Any other matter that may be properly brought before the meeting will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of such matters.
WHAT IS THE COST OF THIS PROXY SOLICITATION?
Sonoco will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, some of Sonoco’s officers, directors, and regular employees may solicit proxies by telephone, fax, email, or personal contact. None of these officers, directors, or employees will receive any additional or special compensation for doing this.
70 • Sonoco 2025 Proxy Statement

ADDITIONAL
INFORMATION
INCORPORATION BY REFERENCE
Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the SEC or incorporated by reference into any prior or future filings made by the Company under the Securities Act or the Exchange Act and are not deemed to be “Soliciting Material.”
References to Sonoco’s website address and additional Company reports or information contained on the website throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the SEC and are intended to provide inactive, textual references only. The information on the website, including the information contained in those reports, is not part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
If you want to present a shareholder proposal to be voted on at Sonoco’s Annual Meeting of Shareholders in 2026, you must submit the proposal to the Secretary of the Company in writing by January 31, 2026. However, if you want the shareholder proposal to be included in the proxy materials for the Annual Meeting of Shareholders in 2026 pursuant to Rule 14a-8 under the Exchange Act, you must be sure the Secretary of the Company receives your written proposal by November 14, 2025 at 1 North Second Street, Hartsville, SC 29550 US or by email to Corporate.Secretary@sonoco.com. All shareholder proposals submitted for inclusion in the proxy materials pursuant to Rule 14-8 must comply with the requirements of Rule 14a-8 under the Exchange Act. The proxy agents, on proxies solicited on behalf of the Board of Directors, will use their discretionary authority to vote on any matter as to which notice was not received by the Secretary of the Company by January 31, 2026. For a shareholder proposal to be considered and voted on at an Annual Meeting of Shareholders, the shareholder proponent of the proposal, or such shareholder’s properly qualified representative, must be present at the meeting to present the proposal.
Shareholders have the right to nominate their own candidates for election as directors at an Annual Meeting of Shareholders if they make a written nomination at least 90 days, but not more than 120 days, prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. Any such nomination for the 2026 Annual Meeting of Shareholders should be submitted to the Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US earlier than December 17, 2025 and no later than January 16, 2026. No such nominations have been made for the 2025 Annual Meeting of Shareholders. The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholders, and any such recommendation should include the nominee’s name and qualifications for membership on the Board and should be directed to the Corporate Secretary at the address above.
The requirements summarized above are qualified in their entirety by Sonoco’s By-Laws, Rule 14a-19 under the Exchange Act (as applicable) and, in the case of shareholder proposals submitted for inclusion in the proxy materials, Rule 14a-8 under the Exchange Act, which you should read in order to comply with the applicable requirements. However, we note that the deadline provided for in Rule 14a-19 does not supersede any of the requirements or timing required by our bylaws. We encourage shareholders who wish to submit a proposal or nomination to seek independent counsel. We will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaw and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Sonoco 2025 Proxy Statement • 71

ADDITIONAL INFORMATION
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
Sonoco delivers a single copy of the Annual Report and Proxy Statement to multiple shareholders sharing one address unless contrary instructions are received from one or more of the shareholders at such address. Upon oral or written request to:
MAIL	TELEPHONE
Sonoco Products Company c/o Continental Stock Transfer and Trust Company 1 State Street Plaza, 30th Floor New York, NY 10004 US	(866) 509-5584
Continental Stock Transfer and Trust Company will promptly deliver a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report and Proxy Statement for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report and Proxy Statement for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above and ask them to send a single copy to your address.
OTHER MATTERS
As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Annual Meeting and the Board does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.
To ensure your representation at the Annual Meeting, please vote by telephone (if you live in the United States), via the Internet, or mark, sign, date, and return your proxy card or voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.
By order of the Board of Directors, JOHN M. FLORENCE, JR. Secretary Hartsville, South Carolina 29550 March 14, 2025
72 • Sonoco 2025 Proxy Statement

APPENDIX 1
Reconciliation of GAAP to Non-GAAP Financial Measures
For the Year Ended

Dollars in thousands	December 31, 2024	December 31, 2023	December 31, 2022
Operating Profit (GAAP)	326,578	589,049	563,355
Operating Profit from Discontinued Operations	128,037	126,741	112,041
Operating Profit on a Total Company Basis	454,615	715,790	675,396
Adjustments:*
Acquisition, integration and divestiture-related costs	110,883	26,254	70,210
Changes in LIFO inventory reserves	(6,263)	(11,817)	28,445
Amortization of acquisition intangibles	97,333	87,264	80,427
Restructuring/Asset impairment charges	69,110	56,933	56,910
(Gain)/Loss on divestiture of business and other assets	23,452	(78,929)	-
Net (gain)/loss from derivatives	(7,225)	(1,912)	8,767
Other adjustments	6,154	10,142	(290)
Total adjustments	293,444	87,935	244,469
Adjusted Operating Profit (Non-GAAP)*	748,059	803,725	919,865

*
All Adustments and Adjusted Operating Profit (Non-GAAP) are presented on a total company basis, including both continuing and discontinued operations

Sonoco 2025 Proxy Statement • A-1

Sonoco Products Company | 1 North Second Street, Hartsville, SC 29550 US | investor.sonoco.com

Copyright© 2025 BetaNXT, Inc. or its affiliates. All Rights ReservedstyleIPCThis proxy is being solicited on behalf of the Board of DirectorsThe undersigned hereby appoints Jerry A. Cheatham, Interim Chief Financial Officer and John M. Florence, Jr., Vice President and Corporate Secretary(the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, andauthorizes them, and each of them, to vote all the shares of common stock of Sonoco Products Company which the undersigned is entitled to vote at saidmeeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or anyadjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come beforethe meeting and revoking any proxy heretofore given.THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTEDIDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. Intheir discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment orpostponement thereof.You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote inaccordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and returnthis card.PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDESonoco Products CompanyAnnual Meeting of ShareholdersFor Shareholders of record as of February 26, 2025Wednesday, April 16, 2025, 11:00 AM, Eastern TimeWATSON THEATER, COKER UNIVERSITY, 104 CAMPUS DRIVE,HARTSVILLE, SOUTH CAROLINA 29550 - USAP.O. BOX 8016, CARY, NC 27512-9903Internet:www.proxypush.com/SON• Cast your vote online• Have your Proxy Card ready• Follow the simple instructions to record your votePhone:1-866-355-9883• Use any touch-tone telephone• Have your Proxy Card ready• Follow the simple recorded instructionsMail:• Mark, sign and date your Proxy Card• Fold and return your Proxy Card in the postage-paidYOUR VOTE IS IMPORTANT! envelope providedPLEASE VOTE BY: 7:00 PM, Eastern Time, April 15, 2025.Have your ballot ready and please use oneof the methods below for easy voting:Your votematters!Your control numberHave the 12-digit control number located in the box aboveavailable when you access the website and follow the instructions.

Sonoco Products Company 2025 Annual Meeting of Shareholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect twelve members to the Board of Directors for a one-year term:				
		FOR	AGAINST	ABSTAIN	
	1.01 Steven L. Boyd	☐	☐	☐	**FOR**
	1.02 Scott A. Clark	☐	☐	☐	**FOR**
	1.03 R. Howard Coker	☐	☐	☐	**FOR**
	1.04 Dr. Pamela L. Davies	☐	☐	☐	**FOR**
	1.05 Theresa J. Drew	☐	☐	☐	**FOR**
	1.06 Philippe Guillemot	☐	☐	☐	**FOR**
	1.07 John R. Haley	☐	☐	☐	**FOR**
	1.08 Robert R. Hill, Jr.	☐	☐	☐	**FOR**
	1.09 Eleni Istavridis	☐	☐	☐	**FOR**
	1.10 Richard G. Kyle	☐	☐	☐	**FOR**
	1.11 Blythe J. McGarvie	☐	☐	☐	**FOR**
	1.12 Thomas E. Whiddon	☐	☐	☐	**FOR**
		FOR	AGAINST	ABSTAIN	
2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2025.	☐	☐	☐	**FOR**
3.	To approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers.	☐	☐	☐	**FOR**
4.	Advisory (non-binding) shareholder proposal regarding transparency in political spending.	☐	☐	☐	**AGAINST**

Sonoco Products Company 2025 Annual Meeting of ShareholdersPlease make your marks like this:PROPOSAL YOUR VOTEBOARD OFDIRECTORSRECOMMENDS1. To elect twelve members to the Board of Directors for a one-year term:FOR AGAINST ABSTAIN1.01 Steven L. Boyd#P2# #P2# #P2#FOR1.02 Scott A. Clark#P3# #P3# #P3#FOR1.03 R. Howard Coker#P4# #P4# #P4#FOR1.04 Dr. Pamela L. Davies#P5# #P5# #P5#FOR1.05 Theresa J. Drew#P6# #P6# #P6#FOR1.06 Philippe Guillemot#P7# #P7# #P7#FOR1.07 John R. Haley#P8# #P8# #P8#FOR1.08 Robert R. Hill, Jr.#P9# #P9# #P9#FOR1.09 Eleni Istavridis#P10# #P10# #P10#FOR1.10 Richard G. Kyle#P11# #P11# #P11#FOR1.11 Blythe J. McGarvie#P12# #P12# #P12#FOR1.12 Thomas E. Whiddon#P13# #P13# #P13#FORFOR AGAINST ABSTAIN2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered publicaccounting firm for the Company for the year ending December 31, 2025. #P14# #P14# #P14#FOR3. To approve, on an advisory (non-binding) basis, the compensation of the Company’s namedexecutive officers. #P15# #P15# #P15#FOR4. Advisory (non-binding) shareholder proposal regarding transparency in political spending.#P16# #P16# #P16#AGAINSTProposal_Page - VIFLYou must register to attend the meeting online and/or participate at www.proxydocs.com/SONAuthorized Signatures - Must be completed for your instructions to be executed.Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees,administrators, etc., should include title and authority. Corporations should provide full name of corporation and title ofauthorized officer signing the Proxy/Vote Form.Signature (and Title if applicable) Date Signature (if held jointly) DateTHE BOARD OF DIRECTORS RECOMMENDS A VOTE:FOR ON PROPOSALS 1, 2 AND 3AGAINST ON PROPOSAL 4